SCHEDULE 14A
                                (Rule 14a-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                           SCHEDULE 14A INFORMATION

                   Proxy Statement Pursuant to Section 14(a)
                    of the Securities Exchange Act of 1934

Filed by the Registrant  [ ]
Filed by a Party other than the Registrant  [x]

Check the appropriate box:
[x]         Preliminary Proxy Statement
[ ]         Confidential, for Use of the Commission Only (as permitted by Rule
            14a-6(e)(2))
[ ]         Definitive Proxy Statement
[ ]         Definitive Additional Materials
[ ]         Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                           ARV Assisted Living, Inc.

               (Name of Registrant as Specified in Its Charter)

                             Emeritus Corporation

   (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):
[x]         No fee required.
[ ]         Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and
            0-11.

            (1) Title of each class of securities to which transaction applies:

            (2)   Aggregate number of securities to which transaction applies:

            (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

            (4)   Proposed maximum aggregate value of transaction:

            (5)   Total fee paid:

[  ]        Fee paid previously with preliminary materials.

[  ]        Check box if any part of the fee is offset as provided by Exchange
            Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

            (1)   Amount Previously Paid:

            (2)   Form, Schedule or Registration Statement No.:

            (3)   Filing Party:

            (4)   Date Filed:

PRELIMINARY COPY, DATED NOVEMBER 24, 1997

                            [EMERITUS CORPORATION]

To the shareholders of ARV Assisted Living, Inc. ("ARV")

               Emeritus is prepared to purchase ARV for $16.50 per share in cash. Although ARV has been aware of our serious interest in pursuing a merger of ARV and Emeritus since June 1997, the ARV Board has refused to enter into discussions with us. Nor has any other bidder proposed an acquisition of the company at a better price. Therefore, we need your support to elect our nominees to the ARV Board in order to facilitate a merger with Emeritus that will net you $16.50 per share in cash.

               At the ARV Annual Meeting on January 8, 1998, all directors are standing for reelection. This will be the last time that you can elect the entire Board. After this Annual Meeting, only a minority of directors will be up for election at each annual meeting. This is your last oportunity to require the ARV Board to accept our $16.50 all cash offer.

               Please complete the enclosed BLUE and GOLD proxy cards and return them in the envelope provided. If you have any questions, please call D.F. King toll-free at 1-800-431-9646. No matter how large or small your shareholding may be, it is important that you complete and return the BLUE and GOLD proxy cards today.

               We believe that our proposal of $16.50 per share is in the best interest of ALL shareholders for the following reasons:

               o Our proposal represents a 45% premium over ARV's closing share price of $11.38 on July 14, 1997, the day before ARV announced its intention to sell 49.9% of its common stock to Prometheus Assisted Living LLC ("Prometheus") for $14.00 per share.

               o Our proposal represents immediate cash to all ARV shareholders.

               o Our proposal represents a 10% premium over ARV's closing price of $15.00 on November 21, 1997, the last trading day before we filed the attached Proxy Statement.

               o Our proposal represents the best opportunity for shareholders to receive a control premium for their shares for the foreseeable future.

               Since we made our proposal for $16.50 per share on October 12, 1997, ARV has refused to negotiate with us. Instead, your Board has acted to prevent you, the owners of the company, from considering our proposal.
Without asking for your approval, the Board has structured and consummated transactions with Prometheus under which Prometheus was permitted to purchase 1,921,012 newly issued ARV shares on July 23, 1997 at $14.00 per share and $60 million of convertible notes on October 30, 1997. These notes are convertible into an additional 3,478,260 newly issued ARV shares beginning on January 28, 1998 at a conversion price of $17.25, giving Prometheus up to 35.8% of your company and substantially diluting your share ownership. We believe that ARV did not act in the best interest of the ARV shareholders when it entered into the transactions with Prometheus for the following reasons:

               o Neither of the transactions with Prometheus included any payment to you for your shares.

               o The ARV Board has secured a three-year contractual commitment from Prometheus to vote all of its shares in ARV director elections in favor of the ARV Board's nominees. With Prometheus currently owning 16.6% of the ARV common stock and having the right under the convertible notes to acquire up to 35.8% of the ARV common stock, this voting arrangement substantially disenfranchises the public stockholders of ARV.

               o In addition, the transaction with Prometheus includes a voting agreement among certain senior members of ARV management and Prometheus under which an additional 12.4% of the currently outstanding ARV common stock is committed to vote for the director nominees of the ARV Board and of Prometheus. The percentage of common stock committed to vote for the ARV and Prometheus nominees could increase to 45.4% after January 28, 1998, when Prometheus will be permitted to exercise its conversion right.

               o Prometheus is free to acquire additional shares so that it can exercise effective sole control over ARV within three years.

               o The Prometheus transactions have included significant penalties for any acquiror of ARV. For example, Prometheus is permitted to convert its $60 million of convertible notes at a conversion price of $16.25 (rather than $17.25) per share following a change of control.

               A more detailed description of the transactions with Prometheus is contained in the accompanying Proxy Statement, which you are urged to read carefully.

               We believe that shareholders should vote FOR the Emeritus nominees so that the current Board of Directors may be replaced by a slate of nominees who are committed to maximizing value for ALL shareholders by entering into a merger agreement with Emeritus. Please take a moment to vote your BLUE and GOLD proxy cards today.

               Emeritus is a long-term care services company focused on operating residential-style assisted-living communities. As of the date of this letter, Emeritus beneficially owns 1,077,200 shares of ARV common stock, or approximately 9.3% of the outstanding common stock.

               Thank you for your support of our effort to combine ARV and Emeritus.


                                            Emeritus Corporation




                    PROXY STATEMENT OF EMERITUS CORPORATION

                      IN OPPOSITION TO BOARD OF DIRECTORS
                                      OF
                           ARV ASSISTED LIVING, INC.

                        ANNUAL MEETING OF SHAREHOLDERS
                               (January 8, 1998)

                                      AND

                              SPECIAL MEETING OF
                       SHAREHOLDERS ON JANUARY 16, 1998


               This Proxy Statement is furnished in connection with the solicitation of proxies by Emeritus Corporation, a Washington corporation, ("Emeritus") to be used at the next Annual Meeting of Shareholders of ARV Assisted Living, Inc., a California corporation, ("ARV" or the "Company") and at any adjournments, postponements, reschedulings or continuations, or any other meeting of shareholders held in lieu thereof (the "Annual Meeting"). According to the Company's Preliminary Proxy Statement (the "ARV Proxy Statement") filed on November 21, 1997 with the Securities and Exchange Commission (the "Commission"), the Annual Meeting is to be held on January 8, 1998 at 9:00 a.m. local time, at The Doubletree Hotel, Suite _____, 3050 Bristol Street, Costa Mesa, California 92626.

               This Proxy Statement is also furnished in connection with the solicitation of proxies by Emeritus to be used at the Special Meeting of Shareholders to be held on January 16, 1998 and at any adjournments, postponements, reschedulings or continuations thereof (the "Special Meeting").

               THIS SOLICITATION IS BEING MADE BY EMERITUS AND NOT ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY.

               On October 12, 1997, Emeritus proposed an acquisition of all of the outstanding common stock of ARV (the "Common Stock") for $16.50 per share in cash (the "Emeritus Proposal"). The Emeritus Proposal was made to provide ARV's shareholders with a superior alternative to a transaction that the Company had entered into with Prometheus Assisted Living LLC ("Prometheus") (the "Original Prometheus Transaction"), in which ARV was proposing to sell Prometheus up to 49.9% of its stock for $14 per share.

               We believed then, and we continue to believe now, that our proposal is in the best interest of all ARV shareholders because, among other things, it offers the ARV shareholders immediate cash for their shares at a 45% premium over ARV's closing share price on the last trading day prior to announcement of the Original Prometheus Transaction. The purpose of the Emeritus Proposal is to acquire control of, and the entire equity interest in, the Company and to maximize value for all ARV shareholders.

               In response to the Emeritus Proposal, on October 31, 1997, ARV announced that it had replaced the Original Prometheus Transaction with a transaction (the "Amended Prometheus Transaction") whereby Prometheus would retain 1,921,012 shares of Common Stock it previously purchased at $14 per share and would purchase $60 million of 6-3/4% Convertible Subordinated Notes Due 2007 (the "Notes"), convertible after January 28, 1998 at a conversion price of $17.25 per share. See "BACKGROUND".

               Emeritus believes that ARV's transactions with Prometheus harm you, the ARV shareholders, in several ways: they significantly dilute the public shareholders by making approximately 5.4 million newly issued shares (or 35.8% of the Common Stock) available to Prometheus; they offer public shareholders no payment for their shares in a transaction that could result in Prometheus acquiring majority control of the Company without providing the other shareholders with any change of control premium; they significantly disenfranchise public shareholders by committing up to 45.4% of ARV's stock to vote in director elections for the directors nominated by the ARV Board of Directors (the "ARV Board") and Prometheus; and they penalize Emeritus or any other potential acquiror of the Company.

               The ARV Board has rejected the Emeritus Proposal and has refused to negotiate with Emeritus. Emeritus is soliciting proxies from the Company's shareholders to defeat the ARV Nominees and elect nine nominees of Emeritus to the ARV Board. If elected, the Emeritus nominees will, subject to their fiduciary duties under California law, enter into a merger agreement with Emeritus.

               AT THE ANNUAL MEETING, EMERITUS SEEKS TO ELECT NINE EMERITUS NOMINEES AS DIRECTORS IN LIEU OF THE ARV NOMINEES. NO OTHER BIDDER HAS PROPOSED AN ACQUISITION OF ARV AT A BETTER PRICE. THIS IS THE LAST OPPORTUNITY TO REQUIRE THE ARV BOARD TO ACCEPT OUR $16.50 PER SHARE ALL CASH OFFER. THIS IS THE LAST ANNUAL MEETING AT WHICH ALL DIRECTORS WILL STAND FOR REELECTION.

               At the Annual Meeting, nine members of the ARV Board are to be elected, three each to serve as Class A Directors, Class B Directors and Class C Directors, respectively. Emeritus is soliciting proxies to elect its slate of nine directors (the "Emeritus Nominees") at the Annual Meeting in lieu of the persons nominated by the incumbent ARV Board (the "ARV Nominees"). Following this Annual Meeting, ARV will have a classified board and only a minority (approximately one-third) of the directors will stand for election at each annual meeting thereafter. Therefore, this Annual Meeting is the last opportunity for ARV's shareholders to require the ARV Board to accept Emeritus' $16.50 per share all cash offer.

               The Company is also seeking shareholder approval at the Annual Meeting for a proposal to reincorporate the Company as a Delaware corporation and a proposal to amend the Company's Restated Articles of Incorporation to, among other things, increase the maximum number of authorized directors from nine to ten. Emeritus recommends that you vote FOR the proposal to reincorporate the Company as a Delaware corporation and ABSTAIN from voting on the proposal to increase the maximum number of authorized directors from nine to ten.

               Emeritus and certain other stockholders have called a Special Meeting of shareholders of ARV for January 16, 1998 for the purpose of considering and voting upon an Agreement and Plan of Merger between Emeritus and ARV pursuant to which Emeritus will acquire all of the outstanding Common Stock of ARV for $16.50 per share in cash. ARV has not as of the date of this Proxy Statement fixed a record date for purposes of determining the stockholders entitled to vote at the Special Meeting. However, pursuant to the bylaws of the Company that record date will predate the earliest date on which the Notes issued to Prometheus are convertible. Therefore, Prometheus will not be able to vote any shares issuable upon conversion of the Notes at the Special Meeting. Should it be necessary to allow sufficient time to solicit proxies with respect to the Agreement and Plan of Merger, pursuant to this Proxy Statement, Emeritus is also soliciting proxies to adjourn the Special Meeting from time to time. See "THE EMERITUS PROPOSAL".

               The record date for determining shareholders entitled to notice of and to vote at the Annual Meeting is November 14, 1997 (the "Record Date"). Shareholders of record at the close of business on the Record Date will be entitled to one vote at the Annual Meeting for each share of Common Stock held on the Record Date. According to the ARV Proxy Statement, there were 11,584,272 shares of Common Stock issued and outstanding as of the Record Date.

               The record date for determining shareholders entitled to notice of and to vote at the Special Meeting is currently unknown. Shareholders of record at the close of business on the record date, when set, will be entitled to one vote at the Special Meeting for each share of Common Stock held on the record date.

               Emeritus is a long-term care services company focused on operating residential- style assisted-living communities. As of the date of this Proxy Statement, Emeritus beneficially owns 1,077,200 shares of Common Stock, or approximately 9.3% of the outstanding Common Stock. The principal place of business of Emeritus is 3131 Elliott Avenue, Suite 500, Seattle, Washington 98121, and the telephone number is (206) 298-2909.

                                   IMPORTANT

           Your vote is important. No matter how many or how few shares of Common Stock you own, Emeritus urges you to please mark, sign, date and promptly mail your BLUE proxy card in the postage prepaid envelope provided to vote FOR the election of the Emeritus Nominees. Emeritus also urges you to please mark, sign, date and promptly mail your GOLD proxy card in the postage prepaid envelope provided to vote FOR the adjournment of the Special Meeting. Remember, do not return any proxy card sent to you by ARV. If you have already done so, you may revoke your proxy by delivering a written notice of revocation or a later dated proxy to Emeritus, c/o Corporate Election Services, 400 Fairway Road, Suite 110, Moon Township, PA 15108, or by voting in person at the Annual Meeting. Only your latest dated proxy will count at the Annual Meeting. See "SOLICITATION OF PROXIES".

         A vote FOR the Emeritus Nominees will enable you -- as owners of ARV -- to send a message to the ARV Board that you are in favor of a transaction that maximizes value for all shareholders of the Company.

         If your shares are registered in the name of a brokerage firm, bank, bank nominee or other institution, only it can execute a proxy and vote your shares and only after receiving your specific instructions. Please mark, sign, date and mail the enclosed BLUE proxy card and GOLD proxy card in the envelope provided by your broker or bank. In addition, you are requested to contact the person responsible for your account and direct him or her to execute on your behalf today the BLUE proxy card and GOLD proxy card sent by Emeritus. If you have any questions or need further assistance in voting, please contact the firm assisting us in the solicitation of proxies:


                                       D.F. King
                 Call 1-800-431-9646 (toll free in the United States)


            This Proxy Statement, the BLUE proxy card and the GOLD proxy card are first being mailed or furnished to ARV shareholders on or about ____________, 1997. The principal executive offices of ARV are located at 245 Fischer Avenue, Suite D-1, Costa Mesa, California 92626, telephone number
(714) 751-7400.


                 MATTERS TO BE VOTED ON AT THE ANNUAL MEETING

The ARV Proposals

               Based upon the ARV Proxy Statement, in addition to the election of directors, the following two proposals are to be voted upon at the Annual
Meeting:

            1. Approval of the reincorporation of the Company as a Delaware corporation, which will also be named ARV Assisted Living, Inc., pursuant to a merger of the Company into a wholly owned Delaware subsidiary and the conversion of the Common Stock of the Company into the common stock, par value $.01 per share, of the surviving corporation, which approval shall constitute approval of all of the provisions set forth in the Certificate of Incorporation and Bylaws of the Delaware corporation (Proposal 1); and

            2. Approval of an amendment to the Restated Articles of Incorporation of the Company providing for, among other things, an increase in the maximum number of authorized directors of the Company from nine to ten (Proposal 2).

               EMERITUS RECOMMENDS A VOTE "FOR" THE ELECTION OF THE EMERITUS NOMINEES, "FOR" PROPOSAL 1 AND MAKES NO RECOMMENDATION ON PROPOSAL 2.

The Emeritus Nominees

               Emeritus has nominated fifteen persons for election as directors from which it is seeking to elect nine individuals to the ARV Board. If all of the Emeritus Nominees are elected, the Emeritus Nominees would constitute all of the possible members of the ARV Board. Under the Company's Restated Articles of Incorporation and Bylaws, a majority of the entire ARV Board constitutes a quorum and action may be taken by the vote of a majority of directors, when a quorum is present. If elected, the Emeritus Nominees will take all action, subject to their fiduciary duties to the Company's shareholders under California law, to redeem the poison pill (or amend the related agreement to make the poison pill inapplicable to a transaction with Emeritus), eliminate its other defenses, enter into a merger agreement for the acquisition of ARV by Emeritus at $16.50 per share and otherwise facilitate such a transaction.

               Emeritus is seeking to elect the first nine individuals named in the table below at the Annual Meeting to succeed the current nine directors (or any director named to fill any vacancy created by the death, retirement, resignation or removal of any of such nine directors) of the Company. The Class A Directors elected at the Annual Meeting will hold office until the 1998 annual meeting of shareholders, the Class B Directors elected at the Annual Meeting will hold office until the 1999 annual meeting of shareholders and the Class C directors elected at the Annual Meeting will hold office until the 2000 annual meeting of shareholders. One or more of the other individuals named in the table below have been nominated to be elected in the event any of the first nine individuals named in the table below is unable for any reason to serve as a director. If any nominee for director should be unable or decline to serve, the authority provided in the proxy to vote for the election of directors will be exercised to vote for a substitute or substitutes. As of the date of this Proxy Statement, Emeritus has no knowledge that any of the nominees will be unable or will decline to serve.

               The following table sets forth the names and descriptions of the backgrounds of the Emeritus Nominees for election as directors of the Company. Additional information with respect to the Emeritus Nominees is set forth herein under "COMPENSATION OF THE EMERITUS NOMINEES" and in Schedule I. This information has been furnished to Emeritus by the respective Emeritus Nominees. Each Emeritus Nominee has consented to serve as a director of ARV.


  Name, Business Address,             Principal Occupation; Work Experience During Last
Residence Address and Age of         Five Years; Current Directorships; and Ownership of
      Emeritus Nominee                              Capital Stock of ARV
CLASS A NOMINEES

Frank Ruffo (55)                   Executive Vice President of Emeritus Corporation since
Business Address                   1993.  Mr. Ruffo has also served as President of
3131 Elliott Avenue, #500          Somerset Management Group, Inc. since January 1996.
Seattle, WA 98121                  Previously Mr. Ruffo served as Vice President of
                                   Columbia Pacific Management, Inc. from May 1992 to
                                   January 1996.  Mr. Ruffo will resign as an officer of
                                   Emeritus Corporation if elected to the ARV Board.

Thilo Best (36)                    Treasurer and Senior Vice President, Finance of Holiday
Business Address                   Retirement Corp. since 1994.  Prior to that, Mr. Best
2250 McGilchrist St. S.E., #200    served as Vice President of the Prudential Realty Group
Salem, OR 97302                    from 1987 to 1994.

Al Edmiston (50)                   Director of Accounting of Emeritus Corporation since
Business Address                   June 1997.  Mr. Edmiston previously served as Vice
3131 Elliott Avenue, #500          President, Management Information Systems of Hillhaven
Seattle, WA 98121                  Corporation from July 1985 to August 1996.

CLASS B NOMINEES

Richard  Sontgerath (47)           Real Estate Acquisitions Consultant of Columbia Pacific
Business Address                   Management, Inc. and its affiliates since September
3131 Elliott Avenue, #500          1994.  From 1979 to 1994, Mr. Sontgerath was self-employed
Seattle, WA 98121                  in the real estate development, marketing, leasing,
                                   management and brokerage business.

Martin Roffe (50)                  Financial Planner.  Mr. Roffe served as Corporate Vice
Residence Address                  President of Financial Planning of Hillhaven Corporation
615 Vista Drive                    from 1987 to 1996.
Tacoma, WA 98465

Charles Uhlman (52)                For the past five years, Mr. Uhlman has been the
Business Address                   Director of Development at Columbia Pacific
3131 Elliott Avenue, #500          Management, Inc.
Seattle, WA 98465

CLASS C NOMINEES

Stanley Baty (26)                  Vice President of Columbia Pacific Management, Inc.
Business Address                   and Associated Vintners, Inc. since January 1996.  Prior
3131 Elliott Avenue, #500          to working for Columbia Pacific Management, Inc., Mr.
Seattle, WA 98121                  Baty was a financial analyst for Nomura National
                                   Securities Corporation from June 1994 to January 1996.
                                   Mr. Baty is the son of Daniel R. Baty, the Chairman of
                                   the Board and Chief Executive Officer of Emeritus
                                   Corporation.  Mr. Stanley Baty purchased 1,000 shares
                                   of ARV Common Stock on March 4, 1997.

Jason Geisenger (64)               Semi-retired.  Since 1992, Mr. Geisenger has owned and
Residence Address                  operated Jana Associates, a company that provides
117 Regatta Drive                  consulting services to long-term care and retirement
Jupiter, FL 33447                  communities.  Mr. Geisenger retired in 1992 as a Senior
                                   Vice President of Hillhaven Corporation.

Patrick Duff (45)                  Chief Financial Officer and Vice President of Associated
Business Address                   Vintners, Inc. since November 1996.  Previously, Mr.
P.O. Box 1248                      Duff served as Financial Manager of Habitech Ltd. from
Woodinville, WA 98072              August 1994 to September 1996.  From 1990 to 1994,
                                   Mr. Duff worked in the bicycle retail business.

SUBSTITUTES

Jonathan Teague (43)               Risk Manager of Emeritus Corporation since 1996.
Business Address                   Previously Mr. Teague served as Director of Loss
3131 Elliott Avenue, #500          Prevention of Hillhaven Corporation from 1990 to 1996.
Seattle, WA 98121                  Mr. Teague serves on the Board of Long Term Care
                                   Risk Management Group.

Jim Keller (35)                    Controller of Emeritus Corporation since July 1994.
Business Address                   From February 1990 until 1994, Mr. Keller was
3131 Elliott Avenue, #500          employed by The Myers Associates PC, a regional public
Seattle, WA 98121                  accounting firm.  Mr. Keller will resign as an Officer of
                                   Emeritus Corporation if elected to the ARV Board.

Bill Shorten (29)                  Financial Analyst of Emeritus Corporation since
Business Address                   November 1995.  Previously, Mr. Shorten served as a
3131 Elliott Avenue, #500          Financial Analyst with Washington Mutual from
Seattle, WA 98121                  November 1993 to November 1995.  Prior to that, Mr.
                                   Shorten served as a Financial Analyst with Pacific First
                                   Bank from August 1985 to May 1993.

Suzette McCanless (49)             Eastern Divisional Director of Emeritus Corporation
Business Address                   since March 1997. Previously, Ms. McCanless served as
9371 US Hwy 19N, Suite D           Group Vice President and Director of Operations of
Pinellas Park, FL 33782            Beverly Health & Rehab Services from July 1996 to
                                   March 1997.  Prior to that Ms. McCanless served as
                                   Director of Operations of Hillhaven Corporation from
                                   September 1995 to July 1996.  Ms. McCanless also
                                   served as Regional Manager of Delta Health Group from
                                   April 1994 to September 1995.   Ms. McCanless was the
                                   Area Manager of Beverly Enterprises from January 1989
                                   to March 1994.

Gary Becker (50)                   Western Divisional Director of Emeritus Corporation
Business Address                   since 1997.  Mr. Becker previously served as Vice
3131 Elliott Avenue, #500          President of Operations of Sun Health Care from 1993 to
Seattle, WA 98121                  1997.  Prior to that, Mr. Becker served as Vice President
                                   of Operations of Hillhaven Corporation from 1982 to
                                   1993.

Russ Kubik (43)                    Texas Regional Director of Emeritus Corporation since
Business Address                   March 1997.  Previously, Mr. Kubik served as Regional
5619 Belmont Avenue                Manager of Sunrise Health Care from May 1994 to
Dallas, TX 75206                   March 1997.  Prior to that Mr. Kubik served as Regional
                                   Manager of Beverly Enterprises from 1991 to 1994.

The Emeritus Nominees recognize their duties under applicable law, including federal antitrust laws, and will take all necessary precautions to make certain that their service as a director of ARV does not violate any such laws.

               According to the Company's public filings, the election of the Emeritus Nominees as directors of ARV requires a plurality of the votes cast by the holders of the shares of Common Stock represented in person or by proxy at the Annual Meeting and entitled to vote in the election of directors, assuming a quorum is present at the Annual Meeting. Thus, assuming a quorum is present and that cumulative voting does not apply, the nine persons receiving the greatest number of votes will be elected to serve as directors, three persons to serve until each of the next three annual meetings.
Non-voted shares with respect to the election of directors will not affect the outcome of the election of directors.

               The foregoing description of the impact of your vote is qualified in its entirety by any action that the ARV Board may take between the date of this Proxy Statement and the date of the Annual Meeting. Emeritus intends to supplement this Proxy Statement or otherwise publicly disseminate information regarding any such action by the ARV Board.

                 WHY YOU SHOULD VOTE FOR THE EMERITUS NOMINEES

               The Emeritus Nominees are committed to giving all of the Company's shareholders the opportunity to receive $16.50 per share in cash for their shares of Common Stock, and if elected are committed to taking all necessary actions, subject to their fiduciary duties to the Company's shareholders under California law, to facilitate consummation of a merger of ARV and Emeritus.

               Emeritus believes that its proposal is in the best interests of the Company's shareholders.

o The Emeritus Proposal is a proposal to acquire all shares of the Company's Common Stock at a price of $16.50 per share in cash. This represents a 45% premium over the closing price on July 14, 1997, the last trading day prior to the announcement of the Original Prometheus Transaction. In addition, this price represents a 26% premium over $13.15, the average closing price of the Company's Common Stock during the period from and including July 14, 1997 through and including November 21, 1997, the last trading day before we filed this proxy with the Securities and Exchange Commission. Furthermore, since the Original Prometheus Transaction was announced on July 15, 1997, no other party has come forward to offer the shareholders a higher price than Emeritus' $16.50 per share proposal.

o Although both Prometheus and Emeritus are interested in ARV, only the Emeritus Proposal provides an immediate cash payment to all ARV shareholders. By contrast, the Amended Prometheus Transaction ignores and bypasses the ARV shareholders and allows Prometheus to purchase a significant portion of ARV without providing any immediate payment to the ARV shareholders. It also significantly dilutes the shareholders' interest in ARV.

o The Emeritus Proposal offers you an immediate return on your investment. Any comparable returns for the ARV shareholders through the Amended Prometheus Transaction are delayed and uncertain. The Company intends to use the capital obtained through the Amended Prometheus Transaction in large part to acquire and develop new assisted-living facilities. ARV shareholder returns therefore will depend on, among other factors, the quality of ARV management, the availability of acquisition properties at attractive prices, the ability of ARV management to undertake, control and integrate a substantial program of acquiring existing properties, developing new properties and operating both acquired and developed properties, the continued expansion of the assisted-living industry and the response of the financial markets to the assisted-living segment in general and to the Company in particular.


                 WHY YOU SHOULD NOT VOTE FOR THE ARV NOMINEES

Emeritus is a substantial ARV shareholder, owning 1,077,200 shares of Common Stock, or approximately 9.3% of the outstanding shares. As a shareholder, Emeritus is seriously concerned about (i) the ability of the public shareholders to obtain a control premium after the Annual Meeting, (ii) the ability of the Prometheus transactions to deliver returns superior to the $16.50 per share all cash proposal being offered by Emeritus, (iii) the impact of the Prometheus transactions on the public shareholders and (iv) the motivations of the ARV directors in structuring the Prometheus transactions in such a way as to entrench their position on the ARV Board.

               The Emeritus Proposal offers ARV shareholders the best opportunity to obtain a control premium for their shares and possibly the last opportunity to obtain such a premium.

o ARV management has implemented a poison pill that restricts third parties except for Prometheus from acquiring 10% or more of ARV. Prometheus may purchase up to 49.9% of the Common Stock over the next three years and additional shares in excess of 49.9% thereafter, thus allowing Prometheus, and no other third party, to acquire control of the Company. The poison pill can be redeemed by the ARV Board, but up to now, the ARV Board has been unwilling to do so. This Annual Meeting is your last chance to remove the entire ARV Board and replace it with a slate of nominees committed to amending or redeeming the poison pill.

o After the Annual Meeting, if the ARV nominees are elected, it will be significantly more difficult for the ARV public shareholders to
         obtain a control premium for their shares.   After this election, ARV
         will have in place a poison pill that restricts third parties from acquiring 10% or more of the Common Stock; a classified board, which prevents a third party from removing the entire ARV Board and redeeming the poison pill; and no cumulative voting, which would have enhanced the ability of minority shareholders to elect directors.

         The incumbent ARV Board entered into a transaction with Prometheus that is not in the best interest of its shareholders.

o Under a stockholders agreement entered into at the time of the Amended Prometheus Transaction, the ARV Board has secured a three-year contractual commitment from Prometheus to vote all of its shares, currently representing approximately 16.6% of the outstanding Common Stock, for directors nominated by the ARV Board. Upon conversion of the Notes, which can occur as early as January 28, 1998, Prometheus will own and be required to vote 35.8% of the Common Stock for the ARV Board's nominees, substantially disenfranchising the public stockholders of ARV and making it extremely difficult for the other shareholders to contest future director elections for the ARV Board.

o The transaction with Prometheus includes a voting agreement among certain senior managers of ARV and Prometheus under which an additional 12.4% of the currently outstanding Common Stock is committed to vote for the directors nominated by the ARV Board and Prometheus. Aggregating these shares and the 16.6% of Common Stock currently owned by Prometheus, 29% of the outstanding Common Stock is committed to vote for the director nominees of the ARV Board and of Prometheus at this Annual Meeting. If Prometheus were to convert its Notes, at future director elections 45.4% of the voting power could be committed to vote for the nominees of the ARV Board and Prometheus.

o In addition, during the next three years, Prometheus may purchase up to 49.9% of the outstanding Common Stock, and Prometheus has agreed to vote such shares for the director nominees of the ARV Board and of Prometheus. Consequently, under the stockholders agreement and the voting agreement described above and assuming Prometheus converts its Notes, ARV management and Prometheus could be obligated to vote 57.9% of the then outstanding Common Stock for the director nominees of the ARV Board and of Prometheus at any future Annual Meeting, completely eliminating the other stockholders from contesting director elections.

o After three years Prometheus will no longer be restricted to owning only 49.9% of the Company and will be in a position to obtain outright and majority control of ARV with no change of control premium being paid to ARV's other shareholders.

o The Amended Prometheus Transaction has diluted all other ARV shareholders. Prior to the transaction with Prometheus there were approximately 9.7 million shares of Common Stock outstanding. When Prometheus converts the Notes, there will be approximately 15 million shares of Common Stock outstanding, an increase of over 50%.

o The Notes, which generally are convertible at a conversion price of $17.25, are convertible at $16.25 in the event that any third party acquires control of the Company without the approval of a majority of the current ARV Board, thus penalizing such third party acquiror for providing all shareholders with a premium while also rewarding Prometheus, which has never provided ARV shareholders with any cash.

o On October 12, 1997, Emeritus wrote to the Company proposing to acquire all the outstanding Common Stock of the Company at $16.50 per share in cash (the "Emeritus Proposal"). On October 14, 1997, the Company rejected the Emeritus Proposal without attempting to discuss the proposed transaction with Emeritus or to meet with Emeritus, and instead entered into a transaction with Prometheus that provides current ARV shareholders with no immediate value.

              The above points confirm to Emeritus that the motivations of the current ARV Board lay in completing a transaction that secures their own positions in the Company and not in seriously discussing and evaluating alternative transactions that would create immediate shareholder value.

               ACCORDINGLY, EMERITUS URGES YOU TO VOTE "FOR" THE ELECTION OF THE EMERITUS NOMINEES.


                                  BACKGROUND

               The following summary of the terms of the Original and Amended Prometheus Transactions is derived from the information contained in the ARV Preliminary Proxy Statement (the "First ARV Proxy Statement") filed on August 22, 1997 with the Commission and the Company's Report on Form 8-K dated October 29, 1997 (the "8-K") and is qualified in its entirety by the information set forth in the First ARV Proxy Statement and the 8-K. The First ARV Proxy Statement, the 8-K, the various transaction agreements referred to herein, as well as the Company's Annual Report on Form 10-K/A, Quarterly Reports on Form 10-Q and other documents filed with the Commission should be available for inspection and copies thereof should be obtainable in the manner set forth in "OTHER INFORMATION".

               According to the First ARV Proxy Statement, prior to June 1997, the Company's investment bankers and advisors held informal meetings with representatives of Prometheus to discuss Prometheus' interest in making an investment in the Company. On June 2, 1997, Salomon Brothers Inc ("Salomon Brothers") arranged a meeting between representatives of the Company and Prometheus to discuss such a transaction. At the time of the Company's initial meetings with Prometheus, the Company was in negotiations with another "potential investor", which had been performing due diligence on the Company since February 1997. On June 12, 1997, representatives of Prometheus, the Company and Salomon Brothers met to discuss the proposed terms of Prometheus' potential investment in the Company. Over the next two weeks, representatives of the Company met with each of Prometheus and a "potential investor" to discuss their respective proposals.

               In late June 1997, Daniel R. Baty, the Chairman and Chief Executive Officer of Emeritus, telephoned Gary L. Davidson, the then Chairman, President and Chief Executive Officer of ARV, and later visited Mr. Davidson at the ARV headquarters on July 3, 1997. During these interactions, Mr. Baty stated Emeritus' interest in exploring a business combination between the two companies.

               According to the First ARV Proxy Statement, on June 27, 1997 the Company entered into an exclusivity agreement with Prometheus pursuant to which the Company agreed not to pursue a transaction with any other investor prior to August 8, 1997 while negotiations on definitive agreements with Prometheus were in process. The Company also engaged Salomon Brothers as its financial advisor on that date with respect to the potential transaction. Between June 27, 1997 and July 13, 1997, the Company and Prometheus negotiated the specific terms of the proposed transaction and reached agreement on the form of the definitive agreements pertaining to the Original Prometheus Transaction.

The First Emeritus Proposal

               On July 10, 1997, prior to the announcement of the Original Prometheus Transaction, Emeritus delivered the following letter to Mr.
Davidson:
                           [LETTERHEAD OF EMERITUS]


July 10, 1997

Gary L. Davidson
Chairman of the ARV Board, President,
Chief Executive Officer
ARV Assisted Living, Inc.
245 Fischer Avenue, Suite D-1
Costa Mesa, California 92626

         Re:   Proposal

Dear Mr. Davidson:

               Starwood Capital Group, LLC ("Starwood") and Emeritus Corporation ("Emeritus") would like to present to you and your Board of Directors a detailed proposal for the acquisition of ARV Assisted Living, Inc. ("ARV"). As discussed below, alternative proposals would be designed to result in a minimum value of $14.00 per share to ARV shareholders, optional liquidity, and the opportunity to participate in the upside of the combined entities.

               In the first alternative, Emeritus would acquire ARV in a tax free merger or similar business combination transaction in which ARV shareholders would receive Emeritus Common Stock equal in value to a minimum of $14.00 for each share of ARV Common Stock. Starwood, through a significant investment in Emeritus, would provide ongoing financing for the combined company.

               In the second alternative, the ARV shareholders would be offered consideration consisting of Emeritus Common Stock and cash. The consideration would be valued at a minimum of $14.00 per ARV share of Common Stock and, at the election of ARV shareholders, could consist of up to 50% in cash. Starwood, through its private $830 million investment fund, would provide financing for the cash portion of the offer and ongoing financing for the combined company.

               Of course, a number of structuring, tax and regulatory considerations would have to be addressed before arriving at an agreement in principle, but the objective would be to achieve a minimum value of $14.00 per share for ARV shareholders and immediate liquidity if desired. Nevertheless, both Starwood and Emeritus, are familiar with ARV's assets and operations and will be in a position to accelerate the due diligence process.

               As you know, Starwood has reviewed with your management team certain information, pursuant to that certain confidentiality agreement dated April 3, 1997, between ARV and Starwood. Starwood has of course not shared any such confidential information with Emeritus.

               Independent of Starwood, Emeritus has visited and inspected 41 of 48 properties, analyzed publicly available financial information, and currently owns approximately 4.9% of the outstanding ARV common stock, which shares were acquired prior to any contact between Emeritus and Starwood.

               Starwood and Emeritus believe that the combination of Emeritus, ARV, and Starwood would create the largest, strongest and fastest growing company in the assisted living industry. We also believe that these proposals provide a significant premium value to the ARV shareholders of over 35% above the current market price, and a superior value and more attractive liquidity option than other transactions you may be currently contemplating, while allowing them the flexibility of continuing their investment in what would be the dominant and fastest growing assisted living concern in the United States.

               We propose that a meeting be held as soon as possible to discuss these proposals and explore possible structures and alternatives. We and our advisors are available to meet you in Costa Mesa at your earliest convenience. Please call us at (206) 298-2909 to arrange such a meeting.

                                 Sincerely,

                                 EMERITUS CORPORATION

                                 By
                                       Its Chairman

                                 Starwood Capital Group, LLC

                                 By
                                       Its Managing Director

                                 *     *     *
               Mr. Davidson responded to the above letter by delivering the following letter to Mr. Baty on July 11, 1997:

                              [LETTERHEAD OF ARV]

July 11, 1997

Mr. Daniel R. Baty
Emeritus Corporation
3131 Elliott Avenue, Suite 500
Seattle, WA 98121-1031

Dear Dan:

               Thank you for your July 10th fax. I have forwarded copies to each of the directors for their review. We are attempting to schedule a meeting next week to consider your proposal.

                                 Sincerely yours,

                                 Gary L. Davidson

                                 *     *     *

The Original Prometheus Transaction

               According to the First ARV Proxy Statement, on July 13, 1997, a special meeting of the ARV Board of Directors was called to discuss the proposed transaction with Prometheus and the July 10, 1997 letter from Emeritus. According to the First ARV Proxy Statement, at a meeting of the ARV Board of Directors on July 14, 1997, after Salomon Brothers delivered its written opinion to the ARV Board of Directors expressing its opinion that the cash price of $14.00 per share of Common Stock to be received by the Company in connection with the Original Prometheus Transaction was fair to the Company from a financial point of view, the ARV Board of Directors voted unanimously to approve the Original Prometheus Transaction. The Company then entered into a Stock Purchase Agreement, dated July 14, 1997, as amended July 20, July 22 and September 30, 1997, (the "Stock Purchase Agreement") among LFREI, Prometheus and ARV, and related agreements.

               Subject to the terms and conditions of the Stock Purchase Agreement, the Company planned to sell to Prometheus up to 9,653,325 shares of Common Stock at a purchase price of $14.00 per share, representing an aggregate investment of $135.1 million (the "Total Equity Commitment"). The share acquisition was to be consummated in three phases. On July 23, 1997 (the "Initial Closing"), the Company sold to Prometheus 1,921,012 shares, representing an aggregate investment of $26.9 million. The shares sold to Prometheus at the Initial Closing represent 16.6% of the outstanding Common Stock.

               Following shareholder approval, the Company planned to sell to Prometheus 3,078,988 shares (the "Second Closing"). Thereafter, the Company from time to time at its election could sell additional shares to Prometheus at $14.00 per share, in minimum increments of 715,000 shares (the "Subsequent Closings"), until the Total Equity Commitment was invested or, if earlier, eighteen months after shareholder approval or, if earlier, June 30, 1999 (unless extended by mutual agreement of the parties).

               The Second Closing and each Subsequent Closing were subject to various conditions, including (i) receipt of shareholder approval, (ii) adoption of certain amendments to the Company's charter and bylaws, (iii) receipt by the Company of title policies on certain of its properties, a promissory note from an affiliate of the Company and estoppel certificates from certain of the Company's landlords and (iv) the satisfaction of various customary conditions.

               From and after the date of the Stock Purchase Agreement, until such date that Prometheus' remaining equity commitment was zero and either (i) Prometheus no longer beneficially owned at least five percent of the outstanding Common Stock, on a fully diluted basis, or (ii) Prometheus no longer beneficially owned Common Stock having an aggregate market value of at least $25 million (each, a "Termination Event"), the Original Prometheus Transaction required the Company to consult with Prometheus prior to acting on certain matters including those concerning the Company's financing arrangements, acquisitions, dispositions and employment of executive management.

               Under the Stock Purchase Agreement, the Company agreed not to solicit any Competing Transaction (as defined below) and to give notice to Prometheus of any competing proposal that it received. The ARV Board could, in accordance with the terms of the Stock Purchase Agreement, terminate the transaction with Prometheus at any time in favor of a Competing Transaction which it determined in good faith would provide greater value to the Company's shareholders. Prior to entering into a definitive agreement with respect to a Competing Transaction, however, the Company had to provide Prometheus with a minimum of (A) five business days' notice of the competing party's interest in pursuing a Competing Transaction and (B) two business days' notice of the superior proposal of the competing party. For purposes of the Stock Purchase Agreement, a "Competing Transaction" is defined as (i) any acquisition in any manner, directly or indirectly (including through any option, right to acquire or other beneficial ownership), of more than 15% of the equity securities, on a fully diluted basis, of the Company, or assets representing a material portion of the assets of the Company, other than any of the transactions contemplated by the Stock Purchase Agreement, or (ii) any merger, consolidation, sale of assets, share exchange, recapitalization, other business combination, liquidation or other action out of the ordinary course of business of the Company, other than any of the transactions contemplated by the Stock Purchase Agreement.

               The Stock Purchase Agreement also provided that (i) if the ARV Board did not recommend shareholder approval of the Prometheus Transaction and either (A) the Company's shareholders failed to approve the Transaction or (B) the Second Closing did not occur on or before March 15, 1998, or (ii) the Company failed to convene the meeting of its shareholders prior to February 15, 1998, then the Company would have had to pay Prometheus a $6,000,000 adjustment to the purchase price of the shares purchased in the Initial Closing and a $7,000,000 breakup fee, as well as Prometheus' expenses. Alternatively, if the ARV Board recommended shareholder approval of the Transaction and the shareholders failed to approve the Transaction, then the Company would have had to pay Prometheus an $8,700,000 adjustment to the purchase price, as well as Prometheus' expenses. If the transactions contemplated in the Stock Purchase Agreement did not close as a result of a willful breach of a material representation, warranty or covenant in the Stock Purchase Agreement, then the Company would have had to pay Prometheus $13,000,000 as both an adjustment to the purchase price of the shares of Common Stock purchased in the Initial Closing and a break-up fee, as well as Prometheus' expenses.

               The Stock Purchase Agreement also provided that if the Company did not receive shareholder approval prior to February 15, 1998, Prometheus had the right to transfer shares purchased at the Initial Closing without being subject to the restrictions on transfer set forth in the Stockholders Agreement (as defined below), so long as it did not transfer any shares of Common Stock to a competitor of the Company.

               Pursuant to the Stock Purchase Agreement, the Company, LFREI and Prometheus entered into a Stockholders Agreement, dated July 14, 1997, (the "Stockholders Agreement") simultaneously with the Stock Purchase Agreement. Under the Stockholders Agreement, Prometheus was entitled to certain rights, including the following:

        (i)  the right to nominate up to four directors to the ARV Board; and

       (ii) from and after the date of the Stockholders Agreement until a Termination Event, the right to participate in the Company's future equity offerings for cash by purchasing its proportionate share of the securities offered therein.

               Pursuant to the Stockholders Agreement, from and after the date that the Prometheus-appointed directors became members of the ARV Board, an affirmative vote of eight of the eleven directors of the Company would have been required to take any action of the ARV Board other than in the ordinary course of business (with certain exceptions), including (i) the acquisition or sale of any business or assets having a value in excess of one percent of the Company's assets, (ii) incurrence of indebtedness having a value in excess of one percent of the Company's assets, (iii) the approval of any annual operating budget of the Company, (iv) a material change in the Company's management, (v) a change in the number of shares of Common Stock authorized for issuance and (vi) a change in the Company's dividend policy.

               Pursuant to the Stockholders Agreement, the Company was to form an executive committee initially consisting of five members, two of whom were to be appointed by LFREI. The executive committee would have been delegated authority to approve certain board actions by the affirmative vote of four of the five members. In addition, as long as Prometheus maintained a greater than 30% ownership interest in the Company, at least one LFREI-appointed director was to serve on each other special committee of the ARV Board, including the audit and compensation committees. Also, unless a Termination Event occurred, an LFREI-appointed director was to serve on the nominating committee, which generally has the authority to nominate directors and the Chairman, Chief Executive Officer and President of the Company. All nominees to the ARV Board (other than the LFREI-appointed directors) would have required the unanimous approval of the nominating committee, provided that if the nominating committee could not unanimously agree on a nominee, the nomination would have been referred to the entire ARV Board, which would have decided the matter based on a simple majority vote.

               The Stockholders Agreement also provided for a standstill period of three years during which Prometheus would have been subject to certain limitations and restrictions relating to, among other matters: (a) acquisitions of additional shares of Common Stock (generally limiting Prometheus to beneficially owning no more than 49.9% of the shares of Common Stock on a fully diluted basis), (b) acting in concert with others by becoming a member of a "group" for purposes of Section 13(d) of the Exchange Act, (c) soliciting, encouraging or proposing certain significant transactions involving the Company, (d) soliciting, initiating, encouraging or participating in the solicitation of proxies in connection with any election contest involving the ARV Board or initiating or proposing or participating in or encouraging the making of, or soliciting shareholder approval of, any shareholder proposal, (e) seeking representation on the Company's Board of Directors other than as contemplated by the Stockholders Agreement, and (f) requesting any waiver of the foregoing restrictions. For a period of two years after Shareholder Approval or, if earlier, until a Termination Event, Prometheus and certain of its affiliates would not have been permitted to sell any shares of Common Stock. Thereafter, and during the remaining term of the standstill period, Prometheus and certain of its affiliates, including LFREI, would have been unable to transfer any shares of Common Stock except (i) in transactions pursuant to Rule 144 under the Securities Act of 1933, (ii) in negotiated transfers to third parties other than competitors of the Company,
(iii) to certain affiliates who agreed to be bound by the terms of the Stockholders Agreement, (iv) in accordance with the registration rights agreement in a bona fide public offering or (v) subject to certain conditions, to bona fide financial institutions for the purpose of securing bona fide indebtedness.

               In addition to the Stock Purchase Agreement and the Stockholders Agreement, the Company, LFREI and Prometheus also executed a Registration Rights Agreement pursuant to which the Company granted Prometheus certain demand registration rights to facilitate the resale of the shares of Common Stock owned by it under certain conditions and certain piggyback rights to sell a portion of its shares of Common Stock in connection with certain offerings of securities by the Company. In addition, certain management shareholders of the Company (representing, in the aggregate, 2,459,474 shares of Common Stock) and Prometheus executed a voting agreement pursuant to which such shareholders agreed to vote for the Prometheus Transaction and for the directors nominated by the ARV Board's nominating committee and Prometheus.

               On July 14, 1997, the Company also executed a poison pill Rights Agreement, as amended, (the "Rights Agreement") between the Company and ChaseMellon Shareholder Services, L.L.C., as Rights Agent (the "Rights Agent"), pursuant to which the preferred share purchase rights (the "Rights") were issued. To consummate an acquisition of ARV, Emeritus has to be satisfied that the Rights have been invalidated or are otherwise inapplicable.

               The Rights are described in the Company's Report on Form 8-K dated July 14, 1997 (the "Company Rights 8-K"). The Rights Agreement provides that, until the close of business on the Distribution Date (as defined in the Rights Agreement), the Rights will be evidenced by the certificates for shares of Common Stock. Until the Distribution Date (or earlier redemption or expiration of the Rights), the surrender for transfer of any certificates for shares of Common Stock will also constitute the surrender for transfer of the Rights associated with the shares of Common Stock represented by such certificates. The Rights Agreement further provides that, as soon as practicable following the Distribution Date, separate certificates evidencing the Rights will be mailed by the Company or the Rights Agent to holders of record of shares of Common Stock as of the close of business on the Distribution Date.

               The Rights Agreement provides that, at any time prior to the time that an Acquiring Person (as defined in the Rights Agreement) has become such, the ARV Board may redeem the Rights in whole, but not in part, at a price of $.01 per Right.

               Based on publicly available information, Emeritus believes that, as of the date of the Proxy Statement, the Rights were not exercisable, certificates for Rights had not been issued and the Rights were evidenced by the certificates for shares of Common Stock.

               The foregoing is a summary of the poison pill and is qualified in its entirety by reference thereto.

               On July 15, 1997, the Company and Prometheus issued a joint press release announcing the Original Prometheus Transaction. On July 16, 1997, the Company and Prometheus held a joint conference call with analysts of the Company to discuss the Original Prometheus Transaction.

               On July 21, 1997, Emeritus delivered the following letter to the ARV Board of Directors:

                           [LETTERHEAD OF EMERITUS]

July 21, 1997

To the Members of the
Board of Directors of
ARV Assisted Living, Inc.

Gentlemen:

               We were surprised and disappointed with the press release issued by ARV Assisted Living, Inc. ("ARV") announcing the terms of the proposed issuance of a 49.9% equity stake to Prometheus Assisted Living LLC ("Prometheus") and the adoption of a shareholders rights plan (the "Rights Plan").

               As you know, on July 10, 1997, we sent your chairman, Gary Davidson, a written proposal pursuant to which we would acquire ARV in a transaction which valued ARV common stock at $14 per share. In Mr. Davidson's written response to us dated July 11, 1997, he indicated that our proposal had been forwarded to each of the directors of ARV, and proposed scheduling a meeting for the following week to consider such proposal.

               The Prometheus transaction, and certain statements made by both Prometheus and Mr. Davidson in connection therewith, raises a number of very serious concerns:

               1) As we understand the proposed Prometheus transaction,
                  Prometheus may purchase newly-issued ARV common stock over two years at a price of $14 per share. This, in our view, is significantly less attractive to the ARV shareholders than our offer to purchase all of the shares for the same purchase price per share. We note that the closing price for ARV's shares two days after the announcement of the Prometheus transaction was only $12-1/2 per share, reflecting the market's own tepid reaction to such proposed transaction. As holders of approximately 4.9% of ARV's common stock, we consider the proposed Prometheus transaction to be highly dilutive to the long-term value of the existing shareholders' common stock.

               2) It is apparent that ARV's board never gave serious
                  consideration to our proposal. We believe that, both in failing to meet with us regarding our proposal and in entering into the proposed transaction with Prometheus, the board of directors of ARV (the "Board") breached its fiduciary duty to maximize shareholder value.

               3) The potential break-up fee of up to $13 million for
                  Prometheus is enormous in light of the size of the proposed transaction. A typical break-up fee for a transaction of this type does not exceed 3% of the proposed transaction (in this case, $134.4 million, implying a maximum break-up fee of approximately $4.0 million). Perhaps even more importantly, we do not see any benefit to ARV in agreeing to pay a break-up fee to Prometheus, since the proposed transaction with Prometheus is not itself designed to maximize shareholder value. Thus, the break-up fee does not satisfy the primary purpose of such fees, namely to protect the value created by a transaction. Rather, it merely shifts up to $13 million of value from any other transaction that might be proposed away from ARV's shareholders.

               4) We believe that the Rights Plan constitutes an inappropriate attempt to entrench current management, especially in light of the fact that it was apparently adopted in direct response to our proposal and in order to deter any challenge to the proposed Prometheus transaction. In any event, it has the effect of chilling any other proposals to maximize shareholder value.

               5) In the conference call held with a number of major ARV
                  shareholders, representatives of Prometheus repeatedly made a point of telling the participants that they were attracted to the announced transaction because it was entered into outside the context of competitive bid situation, thus implicitly denying the existence of our proposal despite their actual knowledge of it. Even more surprising, in response to direct questioning by one of the shareholders, Mr. Davidson affirmatively denied that ARV had received any other proposal regarding an acquisition or recapitalization of the company other than the proposal from Prometheus. Obviously, such statements by Prometheus and such statement by Mr. Davidson's are flatly incorrect and in direct contradiction of Mr. Davidson's written response to our proposal. We believe that ARV has an affirmative duty to its shareholders to correct the highly inaccurate and deceptive nature of both Prometheus' and Mr. Davidson's statements.

               6) Also during the conference call, Prometheus explained that they were only acquiring 49.9% of ARV in order to avoid certain "technical issues" involved in a change of control. We can only assume that such technical issues include the heightened duties of ARV's board in connection with a transaction involving a change in control. However, it is clear to us that the proposed transaction does result in a change in control to Prometheus. First, the transaction will result in Prometheus designating four out of eleven directors, and the bylaws of ARV being amended to require the approval of eight of the eleven directors for any board action. This obviously gives Prometheus an absolute veto power over all board actions. Second, the five-man "executive Committee" [sic] to be formed pursuant to the proposed transaction will include two of the Prometheus directors, with actions thereby requiring the approval of four out of five members. Thus, Prometheus will also have an absolute veto over executive committee actions. Finally, at 49.9%, Prometheus will be by far the largest shareholder of ARV, and will have effective voting control of ARV.

               As a consequence of the foregoing, we believe that the members of ARV's board of directors have failed to satisfy their fiduciary duty to maximize shareholder value, and have taken actions designed to entrench management to the detriment of shareholders. In addition, we believe that Prometheus and Mr. Davidson have made affirmative statements which are both false and misleading, and that ARV has an affirmative duty to correct such material misstatements.

               We believe that the shareholders for ARV have a right to be informed of our interest in pursuing a transaction with ARV. To that end, we are prepared to discuss the terms of an all-cash offer which values ARV's common stock $14 per share, and to proceed very quickly to consummate such a transaction on mutually agreeable terms.

               We hereby request the members of the board of directors of ARV to authorize and direct the appropriate officers or representatives to meet with us as soon as possible to discuss a potential transaction with us which will maximize shareholder value, and to remove any impediments to such a transaction (including the proposed transaction with Prometheus, the break-up fee included therein and the Rights Plan).

               As a significant shareholder of ARV we intend to protect our rights and those of your other shareholders.

                                 Very truly yours,


                                 Daniel R. Baty
                                 Chairman

                                 *     *     *

               According to the First ARV Proxy Statement, on July 23, 1997, Prometheus purchased 1,921,012 shares of Common Stock for an aggregate purchase price of $26.9 million at the Initial Closing.

               On July 25, Mr. Davidson delivered the following letter to Mr.
Baty:

                              [LETTERHEAD OF ARV]

July 25, 1997

Daniel R. Baty
Chairman
Emeritus Corporation
3131 Elliot Avenue, Suite 500
Seattle, WA 98121-1031

Dear Mr. Baty:

               The Board of Directors of ARV Assisted Living, Inc. ("ARV") has asked me to respond to your letter dated July 21, 1997. While we don't think it is necessary to address each item raised in your letter, the Board wants you to be aware of the following facts.

               First, the Board carefully reviewed and considered the terms outlined in your letter dated July 10, 1997 expressing an interest in opening negotiations with ARV. Without going into all of the details, the Board determined, based on our business judgment, that those terms were significantly less attractive (and less definitive) for ARV shareholders than the terms of the Prometheus transaction, which as Starwood knows ARV had been pursuing for a considerable time. In the Board's view, the Prometheus transaction maximizes shareholder value over the long term.

               Second, the actual break-up fee for the Prometheus transaction is $7 million, not $13 million. (The $13 million figure includes an obligation to refund Prometheus $6 million as a purchase price adjustment for its initial stock purchase.) Still, $13 million is only 3.7% of the total enterprise value of ARV based on the $14.00 per share price paid by Prometheus. As you know, this is well within the standard range for transactions like this one, especially given the fact that Prometheus is paying a premium in a transaction that does not result in a majority stake. Thus, in the Board's business judgment, the break-up fee, designed to protect the value of a transaction that was in shareholders' best interest, was reasonable.

               Third, the Shareholder Rights Plan was not adopted in direct response to your July 10 letter. ARV has been considering the adoption of such a plan for some time. The primary purpose of the Shareholder Rights Plan is to ensure maximum value for all shareholders vis-a-vis any proposed transaction involving the acquisition of a significant stake in ARV. It allows the Board an opportunity to carefully consider and evaluate both the short and long term effects of such transactions on all shareholders. As you know, many companies have adopted similar rights plans and have subsequently been acquired. The Rights Plan does not therefore deter other proposals, it deters only those proposals that do not maximize shareholder value in the view of the Board of Directors. For these reasons, all seven members of our Board unanimously approved the Shareholder Rights Plan, including the five non-management directors.

               The Board's decisions were all made based on each Board member's business judgment after careful consideration of all facts, with the assistance of sophisticated professional advisors, and taking into account each Board member's background and experience. Contrary to your reckless allegations, Board members have acted in good faith to carry out our respective fiduciary duties under the laws of the State of California. Accordingly, there is no need to reconsider our decision regarding your July 10 letter.

               Finally, please be advised that any attempt by Emeritus or its partner Starwood Capital Group, LLP to interfere in the ARV-Prometheus transaction would constitute a blatant disregard of Starwood's commitment and legal obligation under the Confidentiality Agreement dated April 3, 1997, the implications of which would go far beyond the context of this transaction. Moreover, any steps taken by Emeritus/Starwood to interfere with the ARV-Prometheus transaction would also constitute tortious interference with contract and economic relations under California law. ARV is prepared to take whatever steps may be necessary to protect and enforce its rights and the rights of its shareholders.

                                 Sincerely,

                                 Gary L. Davidson
                                 Chairman, ARV Assisted Living, Inc.

cc:    Board of Directors
       William J. Cernius, Esq. - Latham & Watkins
       Robert P. Freeman - Lazard Freres
       Kevin J. Grehan - Cravath, Swaine & Moore

                                 *     *     *

The Kapson Transaction

               On October 2, 1997, an affiliate of LFREI announced that it had entered into an agreement to acquire substantially all of the stock of Kapson Senior Quarters Corp. ("Kapson"). Assuming Kapson's shareholders approve the Kapson transaction, LFREI will offer ARV the option to purchase up to a 19.9% interest (at LFREI cost) in Kapson out of the LFREI stake. LFREI also proposed that ARV establish a relationship with Kapson structured as a strategic alliance, with the two companies remaining independent.

The Emeritus Proposal

               After carefully considering a number of options (including discussing certain transactions with Prometheus), Emeritus sent the following letter to ARV on October 12, 1997, proposing an acquisition of all of the outstanding common stock of ARV for $16.50 per share in cash (the "Emeritus Proposal"):

                           [LETTERHEAD OF EMERITUS]

                                                      October 12, 1997

Mr. Gary L. Davidson
Chairman of the Board,
   Chief Executive Officer and President
ARV Assisted Living, Inc.
245 Fisher Avenue, Suite D-1
Costa Mesa, CA 92626

Dear Mr. Davidson:

               We have carefully studied your current transaction with Lazard Freres Real Estate Investors L.L.C. and Prometheus Assisted Living L.L.C. and believe that we can offer you and your stockholders a far superior transaction.

               As you know, the Prometheus transaction contemplates selling (subject to Stockholder Approval) up to 49.9% of ARV's common stock to Prometheus at $14 per share, an 8% discount to the closing price of ARV's stock on Friday. If that transaction proceeds, Prometheus will acquire effective control of ARV without any value being paid to your stockholders.

               Emeritus is prepared to acquire all of the outstanding common stock of ARV for $16.50 per share in cash, a 45% premium to the $11.38 ARV stock price the day before the Prometheus transaction was first announced. Gary, clearly this is a fair price for your stockholders in light of the ARV valuation analysis disclosed in your proxy statement for the Prometheus transaction.

               This proposal is authorized by Emeritus' board of directors. Emeritus has had extensive discussions with prospective sources of financing for this proposal. Based upon those discussions we are confident that we can conclude the necessary financing required to effect the combination of our two businesses on a timely basis. In addition, last week we announced a proposed $25 million equity investment in Emeritus by NorthStar Capital Partners LLC (a private investment group with financial backing from a Union Bank of Switzerland securities affiliate and Quantum Realty Partners, a fund advised by Soros Fund Management LLC), further strengthening our balance sheet.

               The transaction would be subject to negotiation and execution of a definitive acquisition agreement, approval by your stockholders, and receipt of all necessary regulatory and other approvals. We contemplate that the definitive agreement would contain terms and conditions customary in this type of transaction.

               ARV and Emeritus are two of the leading companies in the senior housing services business. Emeritus currently holds interests in 115 communities representing capacity for 10,900 residents in 25 states and Canada. ARV currently owns and/or operates 49 assisted living facilities with approximately 6,300 units in 11 states. Together, the strategic business combination of our two companies would create a powerful critical mass, positioning the combined enterprise well for its rapid growth both internally and through acquisitions, providing the finest living facilities for its thousands of senior citizen residents, and building value for its employees, business partners, communities and, in turn, investors.

               Emeritus has recently increased its ownership position in ARV stock to approximately 8% which it is required to report to the SEC in a
Schedule 13D filing on Tuesday. Accordingly, we intend to publicly announce our proposal by press release on Monday.

               Emeritus and its advisers are available to meet with you and your advisers immediately.

                                 Sincerely yours,


                                 Daniel R. Baty
                                 Chief Executive Officer

                                  *    *    *

               On October 14, 1997, the ARV Board of Directors announced that the Company was not for sale and that the ARV Board of Directors intended to continue its commitment to its transaction with Prometheus and not to pursue negotiations with Emeritus.

               On October 15, 1997, ARV announced the resignation of Gary Davidson as President, Chief Executive Officer, Chairman and Director of ARV, effective October 13, 1997. John J. Rydzewski was appointed Chairman, and John A. Booty was appointed President and Chief Executive Officer on an interim basis.

               On October 29, 1997, LFREI, Prometheus and ARV amended their letter agreement regarding the strategic alliance to take effect between ARV and Kapson upon the consummation of LFREI's acquisition of substantially all the stock of Kapson. Under the amended letter agreement, LFREI granted ARV the right to acquire 19.9% of Kapson's stock from LFREI at LFREI's price during the 30 days after the completion of LFREI's Kapson investment. (ARV may opt instead to permit its shareholders to purchase the Kapson stock from LFREI, in which case the right to purchase the Kapson stock expires 30 days after a registration statement is declared effective with respect to the option.) Upon the closing of the Kapson investment, ARV has a first right to negotiate management, lease and purchase arrangements on any new developments or acquisitions by Kapson on terms commercially reasonable to both parties. LFREI also agreed to negotiate in good faith with ARV on leasing or management agreements for all existing or planned Kapson facilities, not to permit Kapson to enter leasing or management arrangements for its existing facilities with entities other than ARV or Kapson's controlled affiliates, and to explore a joint venture arrangement between ARV and Kapson to house top corporate management of both companies in order to achieve economies of scale.

               On October 31, 1997, ARV announced that it had replaced the Original Prometheus Transaction with a new transaction, the Amended Prometheus Transaction, under which Prometheus would retain its recently acquired equity of approximately 1.9 million shares and, rather than consummate the Second Closing or Subsequent Closings, would purchase $60 million of 6-3/4% Convertible Subordinated Notes Due 2007 (the "Notes") under an Amended and Restated Stock and Note Purchase Agreement dated October 29, 1997 among LFREI, Prometheus and ARV (the "Amended Purchase Agreement").

               In connection with the issuance of the Notes, the Company and The Chase Manhattan Bank, N.A. entered into an indenture dated as of October 30, 1997 (the "Indenture"), and the Company executed a $60 million note in favor of Prometheus dated as of October 30, 1997 (the "Note"). Pursuant to the provisions of the Indenture and Note, at any time after 90 days following the date of issuance, Prometheus may convert the Notes into shares of ARV Common Stock at the conversion price of $17.25 per share, subject to certain adjustments. If there is a Change of Control or Termination of Trading (each as defined in the Indenture), Prometheus may elect to (i) require ARV to repurchase the Notes at a price of 101% of the principal amount or (ii) if the Change of Control is not approved by a majority of the continuing directors of ARV, require the Company to convert the Notes at a conversion price of $16.25. Prometheus also received certain registration rights under an Amended and Restated Registration Rights Agreement dated October 29, 1997 (the "Amended Registration Rights Agreement").

               In connection with the Amended Purchase Agreement, LFREI, Prometheus and ARV also entered into an Amended and Restated Stockholders Agreement dated October 29, 1997 (the "Amended Stockholders Agreement"), and LFREI, Prometheus and certain management of ARV entered into a Stockholders' Voting Agreement dated October 29, 1997 (the "Second Voting Agreement").
Under the Amended Stockholders Agreement, the ARV Board was expanded to nine members, three of which will be designees of Prometheus. Until Prometheus no longer owns at least 5% of the Common Stock on a fully diluted basis or at least $25 million of Common Stock (each, a "Termination Event"), at each annual or special meeting of shareholders of the Company, Prometheus will have the right pursuant to the Amended Stockholders Agreement and the Company's Bylaws to designate three nominees to the ARV Board if the ARV Board is a single class or one designee per class if the ARV Board is divided into three classes. The Company has agreed to support the nomination and the election of each designee of Prometheus to the ARV Board and to exercise all authority under applicable law to cause each designee of Prometheus to be elected to the ARV Board. With respect to each meeting of shareholders of the Company at which directors are to be elected, the Company is required to use its reasonable efforts to solicit from the shareholders of the Company proxies in favor of each designee of Prometheus. During the period that Prometheus has the right to designate nominees to the ARV Board, the number of directors on the ARV Board may not exceed nine.

               Under the Amended Stockholders Agreement, the Company is required to use commercially reasonable efforts to identify, select and retain a new President/CEO of the Company by the ninetieth day after the closing under the Amended Stock and Note Purchase Agreement. In connection with the retention of such President/CEO, the Company is required to obtain the prior written consent of Prometheus, which consent may not be unreasonably withheld. Upon the retention of a new President/CEO of the Company, the Company is further required under the Amended Stockholders Agreement to use its best efforts to cause a director who is not a designee of Prometheus to resign from the ARV Board, and the Company and Prometheus will use their best efforts to cause such new President/CEO to be elected to the ARV Board.

               From and after the date of the Amended Stockholders Agreement until a Termination Event, Prometheus will generally have the right to participate in the Company's future equity offerings for cash by purchasing its proportionate share of the securities offered therein.

               During a standstill period of three years (which period is subject to early termination in certain circumstances) (the "Standstill Period"), Prometheus will be subject to certain limitations and restrictions relating to, among other matters: (a) acquisitions of additional shares of Common Stock (generally limiting Prometheus to beneficially owning no more than 49.9% of the shares of Common Stock on a fully diluted basis (except that shares of Common Stock issuable upon conversion of the Company's convertible debt or upon exercise of options granted under management benefit plans shall not be included), (b) acting in concert with others by becoming a member of a "group" for purposes of Section 13(d) of the Securities Act of 1934 and the rules promulgated thereunder, (c) soliciting, encouraging or proposing certain significant transactions involving the Company, (d) soliciting, initiating, encouraging or participating in the solicitation of proxies in connection with any election contest involving the ARV Board or initiating or proposing or participating in or encouraging the making of, or soliciting stockholder approval of, any stockholder proposal, (e) seeking representation on the ARV Board other than as contemplated by the Amended Stockholders Agreement, (f) entering into or permitting Kapson to enter into sale/leaseback or other financing arrangements of the type contemplated by the Amended Kapson Letter Agreement with any company (other than the Company) the principal business of which is the ownership, management, operation and development of assisted-living facilities in the United States, (g) requesting any waiver of the foregoing restrictions or (h) assisting, advising, encouraging or acting in concert with any person with respect to any of the foregoing.

               During the Standstill Period, Prometheus and its affiliates may not transfer any shares of Common Stock except (a) in transactions pursuant to Rule 144 under the Securities Act of 1933, (b) in negotiated transfers to third parties other than certain companies engaged in the business of operating assisted-living facilities, (c) to certain affiliates who agree to be bound by the terms of the Amended Stockholders Agreement, (d) in accordance with the Amended Registration Rights Agreement in a bona fide public offering and (e) subject to certain conditions, to bona fide financial institutions for the purpose of securing bona fide indebtedness.

               In addition, during the Standstill Period, Prometheus is required to vote all shares of Common Stock owned by it representing an aggregate ownership in excess of 35.8% of the outstanding shares of Common Stock in one of the following two manners: (x) in accordance with the recommendation of the ARV Board or (y) proportionally in accordance with the votes of the other holders of Common Stock. Prometheus is also required to vote its shares of Common Stock in favor of the election of all directors nominated by the nominating committee of the Company, if any, or the ARV Board, provided such nominations are in accordance with certain provisions of the Amended Stockholders Agreement.

               The Standstill Period will terminate prior to its stated term in the event of certain occurrences such as a material event of default by the Company or any subsidiary under any debt agreement or a material violation of a material covenant under the Amended Stock and Note Purchase Agreement.

               Under the terms of the Amended Stockholders Agreement, Prometheus and certain of its affiliates, including LFREI, shall be restricted from owning any equity interest in any public or private company engaged primarily in the assisted-living business in the United States without the consent of 75% of the directors of the Company, excluding those nominated by Prometheus.

               Under the Second Voting Agreement, the following management stockholders of the Company and their affiliates have agreed to vote for the directors nominated by (a) Prometheus and (b) the nominating committee of the ARV Board, if any, or the ARV Board: John A. Booty; Booty-Jones Family Partnership; Booty Family Trust; Karen A. Booty Charitable Remainder Trust; John A. Booty Charitable Remainder Unitrust; David P. Collins; D&V Collins Family Limited Partnership; Collins Family Community Property Trust; David P. Collins Annuity Trust; and Graham P. Espley-Jones.

               On November 10, 1997, ARV announced that it transferred its listing from the NASDAQ National Market System to the American Stock Exchange, the purported effect of which is to eliminate the availability of cumulative voting for the public shareholders.

               On November 14, 1997, the Company announced a $25 million share repurchase program. Under this program the Company can reduce the amount of shares of Common Stock outstanding that are not held by ARV management or Prometheus, thus effectively increasing the percentage of outstanding Common Stock owned by ARV management and Prometheus while also decreasing the likelihood that ARV public shareholders can defeat any future ARV Board proposal.

                      COMPENSATION OF EMERITUS NOMINEES

                The Emeritus Nominees will not receive any compensation from Emeritus for their services as directors of the Company. It is expected that the Emeritus Nominees will, subject to their fiduciary duties, support the Emeritus Proposal and enter into a merger agreement with Emeritus.

               According to the Company's public filings, if elected as directors of the Company, the Emeritus Nominees who are not employees of the Company would receive an annual retainer of $12,000, plus $500 for each meeting of the ARV Board and each committee meeting attended. All directors of the Company would be reimbursed by the Company for expenses incurred in connection with their services as directors of the Company. The Emeritus Nominees, if elected, will be indemnified by the Company for service as directors of the Company to the extent indemnification is provided to Directors of the Company under the Restated Articles of Incorporation of the Company and the Bylaws. In addition, Emeritus believe that upon election, the Emeritus Nominees will be covered by the Company's officer and director liability insurance. Emeritus disclaims any responsibility for the accuracy of the foregoing information, which has been extracted from the Company's public filings.

               According to the Company's public filings, in October 1995, the Company established the 1995 Stock Option Plan, which provides, among other things, that each non-employee director who is initially elected or appointed to the ARV Board will, upon such election or appointment, be automatically granted an option to purchase 10,000 shares of Common Stock, vesting at the rate of 2,500 per year measured from the date of grant, at an exercise price equal to the fair market value of the Common Stock on the date of grant. In addition, every fourth year following the date on which such non-employee director is elected or appointed, on the date of the annual meeting of the shareholders of the Company, if such person has continuously served as a non-employee director, such non-employee director shall automatically receive an option to purchase 10,000 shares of Common Stock, at an exercise price equal to the fair market value of the Common Stock on the date of grant, vesting at the rate of 2,500 per year measured from the date of grant.

                             THE EMERITUS PROPOSAL

                On October 12, 1997, Emeritus proposed to acquire all of the outstanding Common Stock of ARV for $16.50 per share in cash (the "Emeritus Proposal"). If the Emeritus Proposal is accepted by the ARV Board, Emeritus contemplates entering into a merger agreement with ARV whereby subject to the terms and conditions of the merger agreement, each outstanding share of Common Stock (other than shares of Common Stock owned by Emeritus or any of its affiliates, shares of Common Stock held in the Treasury of the Company and shares of Common Stock owned by shareholders who perfect any available appraisal rights) would be converted into the right to receive an amount in cash equal to $16.50 per share.

               To the extent that shareholder approval is required prior to the consummation of a merger between ARV and Emeritus, Emeritus and certain other shareholders have called a Special Meeting of shareholders to be held on January 16, 1998 (the "Special Meeting"), for the purpose of permitting ARV shareholders to vote on a merger agreement between ARV and Emeritus. As of the date hereof, no record date has been set for the Special Meeting.
Pursuant to the ARV Restated Articles of Incorporation, the ARV Board may set a record date of not less than 10 and not more than 60 days prior to the date of the Special Meeting. Accordingly, the record date for the Special Meeting will be no later than January 6, 1998, which is two days prior to the Annual Meeting and therefore two days prior to the earliest date at which Prometheus will be permitted to convert the Notes into ARV Common Stock. Consequently, Prometheus will not be able to vote any shares issuable upon conversion of the Notes at the Special Meeting.

               While we currently intend to solicit proxies from ARV shareholders to vote on a merger agreement at the Special Meeting, we recognize that, in light of the available time, it may be necessary to adjourn the Special Meeting until a later date. Accordingly, at this time we are soliciting your proxy to adjourn the Special Meeting from time to time as proposed by Emeritus.

               The purpose of the Emeritus Proposal is to enable Emeritus to acquire control of, and the entire equity interest in, the Company. Emeritus intends to continue to seek to negotiate with the Company with respect to the acquisition of the Company by Emeritus. If such negotiations result in a definitive merger agreement between the Company and Emeritus, the consideration to be received by holders of shares of Common Stock could include or consist of securities, cash or any combination thereof.
Accordingly, such negotiations could result in, among other things, submission of a different acquisition proposal to the Company's shareholders for their approval. To date, the Company has refused to enter into negotiations with Emeritus regarding any such proposed acquisition. See "BACKGROUND". There can be no assurance that such negotiations will occur or, if such negotiations occur, as to the outcome thereof. In addition, there can be no assurance that all conditions to any merger agreement between the Company and ARV will be satisfied such that any such merger would be consummated.

ARV Proposals 1 and 2

[disclosure to come from final ARV Proxy Statement]

                                    GENERAL
Voting Your Proxy

               Emeritus is soliciting proxies for the Annual Meeting FOR the Emeritus Nominees and FOR Proposal 1 and makes no recommendation on Proposal
2. If no specification is made, the BLUE proxy will be voted (i) FOR the Emeritus Nominees, (ii) FOR Proposal 1 to approve the Reincorporation and
(iii) to ABSTAIN on Proposal 2. Emeritus is also soliciting proxies to adjourn the Special Meeting. If no specification is made, the GOLD proxy will be voted FOR the adjournment of the Special Meeting.

               The Company's Restated Articles of Incorporation provide that the ARV Board will consist of a minimum of five and a maximum of nine directors, and that at such time as the Company becomes a listed corporation within the meaning of Section 301.5 of the California General Corporations Code, the directors will be divided into classes. According to the ARV Proxy Statement the Company became a "listed corporation" in May 1997. However, if for any reason the Company is not a "listed corporation," it would not have a classified board and cumulative voting would apply. Under cumulative voting with respect to the election of directors, each shareholder is entitled to cast a number of votes equal to the number of shares owned multiplied by the number of directors to be elected. A shareholder may distribute such votes in any fashion among one or more nominees (up to the number of directors to be elected at the meeting). The nominees receiving the highest number of votes are elected, up to the number of directors to be elected. Under Section 708 of the California General Corporations Code, a shareholder may not cumulate votes unless the shareholder has given notice, at the meeting and prior to the voting, of the shareholder's intention to cumulate votes. However, if any one shareholder has given such notice, all shareholders may cumulate their votes. The attached Annual Meeting Proxy confers on the proxy holder the authority to request cumulative voting and allocate any or all votes at its discretion as it deems necessary.

               Shareholders are urged to mark, sign and date the enclosed BLUE Annual Meeting proxy card and return it to Emeritus, c/o Corporate Election Services, 400 Fairway Road, Suite 110, Moon Township, PA 15108, in the enclosed envelope in time to be voted at the Annual Meeting. Execution of the BLUE Annual Meeting proxy card will not affect your right to attend the Annual Meeting and to vote in person. Any proxy may be revoked at any time prior to its exercise by (i) prior to the Annual Meeting delivering a written notice of revocation bearing a later date, (ii) delivering a later dated proxy at the particular meeting or (iii) attending the Annual Meeting and voting in person. Only your latest dated proxy for the Annual Meeting will count. The revocation may be delivered to either (i) Emeritus, c/o Corporate Election Services, 400 Fairway Road, Suite 100, Moon Township, PA 15108, or (ii) the Company, 245 Fischer Avenue, Suite D-1, Costa Mesa, California, 92626. Emeritus requests that if a revocation is delivered to the Company, a photocopy of the revocation also be delivered to Emeritus, at the address set forth above, so that Emeritus will be aware of such revocation.

               Only holders of record of Common Stock as of the close of business on the Record Date are entitled to receive notice of, and to vote at, the Annual Meeting. The outstanding Common Stock constitutes the only class of securities of the Company entitled to vote at the Annual Meeting, and each share of Common Stock entitles the holder thereof to one vote. At the close of business on November 14, 1997, there were 11,584,272 shares of Common Stock issued and outstanding. Shareholders' votes will be tabulated by the persons appointed by the chairman of the Annual Meeting to act as inspectors of election for the Annual Meeting. If inspectors are appointed at the Annual Meeting on the request of a shareholder, the holders of a majority of shares or their proxies present at the meeting shall determine whether one or three inspectors are to be appointed.

               Shareholders are also urged to mark, sign and date the enclosed GOLD Special Meeting proxy card and return it to Emeritus, c/o Corporate Election Services, 400 Fairway Road, Suite 110, Moon Township, PA 15108, in the enclosed envelope in time to be voted at the Special Meeting. Execution of the GOLD Special Meeting proxy card will not affect your right to attend the Special Meeting and to vote in person. Any proxy may be revoked at any time prior to its exercise by (i) prior to the Special Meeting delivering a written notice of revocation bearing a later date, (ii) delivering a later
dated proxy at the particular meeting or (iii) attending the Special   Meeting
and voting in person. Only your latest dated proxy for the Special Meeting will count. The revocation may be delivered to either (i) Emeritus, c/o Corporate Election Services, 400 Fairway Road, Suite 100, Moon Township, PA 15108, or (ii) the Company, 245 Fischer Avenue, Suite D-1, Costa Mesa, California, 92626. Emeritus requests that if a revocation is delivered to the Company, a photocopy of the revocation also be delivered to Emeritus, at the address set forth above, so that Emeritus will be aware of such revocation.

               Only holders of record of Common Stock as of the close of business on the record date for the Special Meeting are entitled to receive notice of, and to vote at, the Special Meeting. As of the date hereof, the record date for the Special Meeting has not been set. The outstanding Common Stock constitutes the only class of securities of the Company entitled to vote at the Special Meeting and each share of Common Stock entitles the holder thereof to one vote.

               If any of your shares of Common Stock are held in the name of a brokerage firm, bank, bank nominee or other institution on a record date, only it can vote such shares of Common Stock and only upon receipt of your specific instructions. Please mark, sign, date and mail the enclosed BLUE proxy card and GOLD proxy card in the envelope provided by your broker or bank. In addition, you are requested to contact the person responsible for your account and instruct that person to execute on your behalf the BLUE Annual Meeting proxy card and GOLD Special Meeting proxy card.

Vote Required

               ARV's proposal to reincorporate the Company in Delaware (Proposal 1) requires the approval of a majority of the outstanding shares entitled to vote at the Annual Meeting. ARV's proposal to amend the Restated Articles of Incorporation to, among other things, increase the authorized number of board members from nine to ten (Proposal 2) requires the approval of a majority of the outstanding shares entitled to vote at the Annual Meeting. Emeritus will vote in favor of Proposal 1 and will abstain from voting on Proposal 2. The election of directors of the Company will be decided by a plurality of the shares of Common Stock present and entitled to vote. Accordingly, abstentions or broker non-votes as to the election of directors will not affect the election of directors. Each of the Proposals will be voted upon separately.

               Adjournment of the Special Meeting will be decided by a majority of the shares of Common Stock present in person or by proxy and entitled to vote whether or not a quorum is present.

                            ENGAGEMENT OF ADVISORS

               Deutsche Morgan Grenfell Inc. ("DMG") is acting as Emeritus' financial advisor in connection with Emeritus' proposed acquisition of the Company. For its services, Emeritus has agreed to pay DMG a retainer fee of $250,000 upon the announcement of an offer for ARV, an additional fee of $500,000 upon the delivery by DMG of an opinion to the Board of Directors of Emeritus with respect to the fairness from a financial point of view to Emeritus of the consideration paid in an acquisition of ARV by Emeritus or in a merger or other business combination of ARV and Emeritus (the "Opinion Fee"), and a transaction fee of $1,500,000 (against which any Opinion Fee will be credited) upon the closing of an acquisition of ARV by Emeritus or of a merger or other business combination of ARV and Emeritus. Emeritus also has agreed to reimburse DMG for all out-of-pocket expenses incurred by DMG in connection with its engagement, including fees and disbursements of its counsel. Emeritus also has agreed to indemnify DMG and certain related parties against certain liabilities, including liabilities under the federal securities laws, arising out of DMG's engagement as financial advisor.

                            SOLICITATION OF PROXIES

               Emeritus has retained D.F. King & Co., Inc. (the "Agent") for solicitation and advisory services in connection with the solicitation, for which the Agent is to receive a fee not in excess of $__________, together with reimbursement for its reasonable out-of-pocket expenses. Emeritus has also agreed to indemnify the Agent against certain liabilities and expenses, including liabilities and expenses under the federal securities laws. The Agent will solicit proxies for the Annual Meeting and the Special Meeting from individuals, brokers, banks, bank nominees and other institutional holders.
It is anticipated that the Agent will employ approximately 40 persons to solicit shareholders for the Annual Meeting and the Special Meeting.

               Proxies may be solicited by mail, advertisement, telephone, telegram or telecopier or in person. Solicitations may be made by directors, officers and employees of Emeritus, none of whom will receive additional compensation for such solicitations. Emeritus has requested banks, brokerage houses and other custodians, nominees and fiduciaries to forward all their solicitation materials to the beneficial owners of the shares of Common Stock they hold of record. Emeritus will reimburse these record holders for customary clerical and mailing expenses incurred by them in forwarding these materials to their customers.

               Certain information about directors and officers of Emeritus and its advisors who may also assist in soliciting proxies is set forth in the attached Schedule I.

               The entire expense of soliciting proxies for the Annual Meeting and the Special Meeting is being borne by Emeritus. Emeritus may seek reimbursement for such expenses from ARV, but does not expect that the question of such reimbursement will be submitted to a vote of shareholders. Costs incidental to this solicitation of proxies include expenditures for printing, postage, legal, accounting, public relations, advertising and
related expenses and are expected to be approximately $[          ]; costs
incurred to the date of this Proxy Statement are approximately $[          ].

               If the Emeritus Nominees are elected, Emeritus may seek to cause the Emeritus Nominees to have Emeritus reimbursed by ARV for all expenses paid or incurred, or for which Emeritus or any of its affiliates may otherwise be liable, in connection with this proxy solicitation and the proposed acquisition of ARV.

               If Emeritus should withdraw, or materially change the terms of, this solicitation of proxies prior to the Annual Meeting or the Special Meeting, or such solicitation is terminated pursuant to a settlement with the Company, Emeritus will supplement this Proxy Statement or otherwise publicly disseminate information regarding such withdrawal, change or settlement.

                               OTHER INFORMATION

               The information concerning the Company contained herein has been taken from or based upon publicly available documents on file with the Commission and other publicly available information. Although Emeritus does not have any knowledge that any such information is untrue, Emeritus does not take any responsibility for the accuracy or completeness of such information or for any failure by the Company to disclose events that may have occurred and may affect the significance or accuracy of any such information.

               Certain information regarding shares of Common Stock held by ARV's directors, nominees, management and other 5% shareholders is set forth in Schedule II.

               Emeritus and ARV are each subject to the informational reporting requirements of the Exchange Act and, in accordance therewith, file reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information filed by Emeritus and/or ARV may be inspected and copied at the public reference facilities of the Commission located at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the New York regional offices of the Commission located at 7 World Trade Center, Suite 1300, New York, New York 10048 and at the Chicago regional office of the Commission, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such information may also be obtained at prescribed rates from the Public Reference Section of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. In addition, the Commission maintains a web site on the Internet that can be accessed at http://www.sec.gov and that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission.

               Schedule III sets forth all purchases of Common Stock by Emeritus during the past two years. Other than as set forth herein (including in the Schedules hereto), none of Emeritus, any of its directors or officers or the Emeritus Nominees, or any of its associates, owns any securities of the Company, beneficially or of record, has purchased or sold any of such securities within the past two years or is or was within the past year a party to any contract, arrangement or understanding with any person with respect to any such securities.


               PLEASE INDICATE YOUR VOTE FOR THE EMERITUS NOMINEES, FOR PROPOSAL 1 AND TO ABSTAIN FROM VOTING ON PROPOSAL 2 BY COMPLETING, SIGNING AND DATING THE ENCLOSED BLUE ANNUAL MEETING PROXY CARD AND RETURNING IT PROMPTLY TO EMERITUS, C/O CORPORATE ELECTION SERVICES, 400 FAIRWAY ROAD, SUITE 110, MOON TOWNSHIP, PA 15108.

               PLEASE INDICATE YOUR VOTE FOR THE ADJOURNMENT OF THE SPECIAL MEETING WHENEVER REQUESTED BY EMERITUS BY COMPLETING, SIGNING AND DATING THE ENCLOSED GOLD SPECIAL MEETING PROXY CARD AND RETURNING IT PROMPTLY TO EMERITUS, C/O CORPORATE ELECTION SERVICES, 400 FAIRWAY ROAD, SUITE 110, MOON TOWNSHIP, PA 15108.


                                       EMERITUS CORPORATION


             , 1997

                                  SCHEDULE I

           INFORMATION CONCERNING DIRECTORS, EXECUTIVE OFFICERS AND
                     NOMINEES OF EMERITUS AND ITS ADVISORS
              THAT MAY PARTICIPATE IN THE SOLICITATION OF PROXIES

               The name, business address and present principal occupation or employment of each of the directors and executive officers of Emeritus and its advisors who may participate in the solicitation of proxies are set forth below. Unless otherwise indicated, the principal business address of each director or executive officer of Emeritus is 3131 Elliott Avenue, Suite 500, Seattle, Washington 98121. Directors are identified by an asterisk.


                 DIRECTORS AND EXECUTIVE OFFICERS OF EMERITUS

Name and Business Address                            Position with Emeritus; Principal Occupation or Employment
----------------------------------------             ----------------------------------------------------------

Daniel R. Baty*                                      Mr. Baty has served as its Chief Executive Officer and as a director since 1993 and became Chairman of the Board in April 1995.

Raymond R. Brandstrom*                               Mr. Brandstrom has served as its President and Chief Operating
                                                     Officer and as a director since 1993.

Motoharn Iue*                                        Director of Emeritus since April 1995.  Mr. Iue has served as
Sanyo North America Corporation                      Chairman of the Board of Sanyo North America Corporation and
2055 Sanyo Avenue                                    President of Three Oceans Inc. since October 1996.
San Diego, CA  92173

Tom A. Alberg*                                       Director of Emeritus since November 1995.  Since January 1996,
Madrona Investment Group LLC                         Mr. Alberg has been principal of Madrona Investment Group, LLC,
1000 Second Avenue, Suite 3700                       a private merchant banking firm.
Seattle, WA  98104

Patrick Carter*                                      Director of Emeritus since November 1995.  Since 1985, Mr. Carter
Westminster Health Care Holdings,                    has been Chief Executive Officer and Managing Director of
  PLC                                                Westminster Health Care Holdings, PLC, a publicly held operator of
48 Leicester Square                                  skilled-nursing facilities in the United Kingdom.
London, UK  WC 2H 7WH

William E. Colson*                                   Director of Emeritus since 1995.  Mr. Colson is a founder of
Holiday Retirement Corp.                             Holiday Retirement Corp. and, since 1987, has been its President
2250 McGilchrist Street, Suite 200                   and Chief Operating Officer.
Salem, OR  97302

David T. Hamamoto                                    Director of Emeritus since 1997.  Mr. Hamamoto is the founder of
Northstar Capital Partners, LLC                      Northstar Capital Partners LLC, an opportunistic real estate fund.
527 Madison Avenue, 17th Floor
New York, NY  10022

Kelly J. Price                                       Vice President, Chief Financial Officer and Secretary.  Mr. Price
                                                     beneficially owns 200 shares of Common Stock of ARV.  The shares were purchased in open market transactions on February 4, 1997.

Gary D. Witte                                        Vice President, Operations.

Frank A. Ruffo                                       Vice President.

Michelle A. Bickford                                 Vice President of New Business Development.

Sarah J. Curtis                                      Vice President of Sales and Marketing.

James S. Keller                                      Director of Accounting and Controller.

               Because of the nature of the proposals which are to be brought before the Annual Meeting, the rules of the Securities and Exchange Commission (the "SEC") require Emeritus to make available to ARV shareholders certain additional information with respect to "participants" (as such term is defined in Instruction 3 of Item 4 of Schedule 14A promulgated under the Securities and Exchange Act of 1934, as amended (the "Exchange Act")) in the Emeritus solicitation. Pursuant to the rules promulgated under the Exchange Act, the persons named below together with and including the directors, executive officers and advisors of Emeritus set forth in this Schedule, and the Emeritus Nominees named in this Proxy Statement may be deemed to be participants (each, a "Participant" and collectively, the "Participants") in the solicitation by Emeritus in favor of the Emeritus Nominees and in opposition to the ARV Proposals. Accordingly, set forth below is certain information which would be required to be provided to ARV shareholders pursuant to the rules promulgated under the Exchange Act if such persons were deemed to be participants.

               Other than as disclosed in this Proxy Statement (including the Schedules hereto), none of the Participants has purchased or sold or otherwise obtained or disposed of any securities of the Company within the past two years. Other than as disclosed in this Proxy Statement (including the Schedules hereto), none of the Participants or any of their associates (as such term is defined in Rule 14a-1 promulgated under the Exchange Act) owns any securities of the Company (or any parent or subsidiary of the Company) of record or beneficially. Furthermore, except as set forth on Schedule III, to the knowledge of Emeritus none of the Participants has borrowed or otherwise obtained funds for the purpose of acquiring or holding any securities of the Company purchased or sold or otherwise obtained or disposed of within the past two years.

               Other than as disclosed in this Proxy Statement (including the Schedules hereto), to the knowledge of Emeritus, none of Emeritus or any of its directors, executive officers or employees named in this Schedule I or any of the Emeritus Nominees named in this Proxy Statement has any substantial interest, direct or indirect, by security holdings or otherwise, in any matter to be acted upon at the Annual Meeting.

               Other than as disclosed in this Proxy Statement (including the Schedules hereto), to the knowledge of Emeritus, none of Emeritus, or any of its directors, executive officers or employees named in this Schedule I or any of the Emeritus Nominees named in this Proxy Statement is, or has been within the past year, a party to any contract, arrangement or understanding with any person with respect to any securities of the Company, including, but not limited to, joint ventures, loan or option arrangements, puts or calls, guarantees against loss or guarantees of profit, division of losses or profits, or the giving or withholding of proxies.

               Other than as set forth in this Proxy Statement (including the Schedules hereto), to the knowledge of Emeritus, none of Emeritus, or any of its directors, executive officers or employees named in this Schedule I or any of the Emeritus Nominees named in this Proxy Statement or any of their associates, has had or will have a direct or indirect material interest in any transaction or series of similar transactions since the beginning of the Company's last fiscal year or any currently proposed transactions, or series of similar transactions, to which the Company or any of its subsidiaries was or is to be a party in which the amount involved exceeds $60,000.

               Other than as set forth in this Proxy Statement (including the Schedules hereto), to the knowledge of Emeritus, none of Emeritus, or any of its directors, executive officers or employees named in this Schedule I or any of the Emeritus Nominees named in this Proxy Statement or any of their associates, has any arrangements or understandings with any person with respect to any future employment by the Company or its affiliates or with respect to any future transactions to which the Company or any of its affiliates will or may be a party.

               Emeritus has retained Deutsche Morgan Grenfell Inc. ("DMG") to act as its financial advisor in connection with the transactions described in this Proxy Statement. DMG is an investment banking firm that provides a full range of financial services for institutional and individual clients. DMG does not admit that it or any of its directors, officers or employees is a Participant in the solicitation by Emeritus or that Schedule 14A requires the disclosure by DMG in this Proxy Statement or this Schedule I of information required to be disclosed by Participants.

               In connection with DMG's role as financial advisor to Emeritus with respect to the transactions in this Proxy Statement, DMG and the following employees of DMG (the "DMG Individuals") will communicate in person, by telephone or otherwise with a limited number of institutions, brokers or other persons who are shareholders of ARV:

Name                                        Position
----                                        --------

Federico G.M. Mennella                      Managing Director

Philip Noblet                               Vice President


Each DMG Individual is engaged in the investment banking business at Deutsche Morgan Grenfell Inc., 31 West 52nd Street, New York, New York 10019, and is employed by DMG in the capacity listed beside his or her name.

               In the normal course of its business, DMG and its associates (as defined in Rule 14a-1 promulgated under the Exchange Act) may from time to time buy and sell securities issued by ARV and its affiliates ("ARV Securities") for their own account and for the accounts of their customers, which transactions may result from time to time in DMG and its associates having a net "long" or net "short" position in ARV Securities or option contracts or other derivatives in or relating to ARV Securities.
Additionally, in the normal course of their business, DMG and its associates may finance their securities positions by bank and other borrowings and repurchase and securities borrowings transactions. To the knowledge of Emeritus, none of such borrowings were intended specifically for the purpose of purchasing any ARV Securities.

               To the knowledge of Emeritus, or any of its directors, executive officers or the employees of Emeritus named in this Schedule I, except as disclosed elsewhere in this Proxy Statement (including the Schedules hereto), and except for customary arrangements with respect to ARV Securities held by DMG for the accounts of its customers, none of the DMG Individuals, DMG or any associate of such persons is or has been, within the past year, a party to any contract, arrangement or understanding with any person with respect to any ARV Securities, including, but not limited to, joint ventures, loan or option arrangements, puts or calls, guarantees against loss or guarantees of profit, division of losses or profits, or the giving or withholding of proxies. To the knowledge of Emeritus, or any of its directors, executive officers or the employees of Emeritus named in this Schedule I, except as disclosed elsewhere in this Proxy Statement (including the Schedules hereto), none of the DMG Individuals, DMG or any associate of such persons has any arrangement or understanding with any person with respect to any future employment by the Company or its affiliates or any future transactions to which the Company or any of its affiliates will or may be a party, nor any material interest, direct or indirect, in any transaction which has occurred since the beginning of the Company's last fiscal year or any currently proposed transaction, or series of similar transactions, to which the Company or any of its affiliates was or is to be a party and in which the amount involved exceeds $60,000.


                                  SCHEDULE II

             SECURITY OWNERSHIP OF DIRECTORS AND MANAGEMENT OF ARV

          The following table sets forth certain information regarding beneficial ownership of the Common Stock as of November 14, 1997 (based on a total of 11,584,272 outstanding shares of common stock), to the knowledge of Emeritus based upon a review of publicly available information, by (i) each of the Company's directors, (ii) each of the named executive officers and (iii) all executive officers and directors as a group.


                                                                  Percentage of
                                                      Shares         Shares
                                                   Beneficially   Beneficially
          Name of Beneficial Owner(1)                 Owned          Owned
------------------------------------------------   ------------   -------------
Robert P. Freeman(2)............................      1,921,012       16.6%

Morry N. Gunty(2)...............................      1,921,012       16.6%

Kenneth M. Jacobs(2)............................      1,912,012       16.6%

Gary L. Davidson(3).............................        969,826        8.3%

John A. Booty(4)(5).............................        699,246        6.0%

David P. Collins(4)(6)..........................        558,939        4.8%

Graham P. Espley-Jones(7).......................        274,964        2.4%

Sheila M. Muldoon(8)............................          3,500         *

Eric K. Davidson(9).............................         14,538         *

R. Bruce Andrews(10)............................          2,500         *

Maurice J. DeWald(10)...........................          3,500         *

James M. Peters(10).............................          2,500         *

John J. Rydzewski(10)(11).......................          7,500         *

All directors and executive officers as a group
      (13 persons)..............................      4,458,024       38.0%

_____________
* Less than 1%

(1) Except where otherwise noted, the address of the Company's directors and executive officers is c/o ARV Assisted Living, Inc., 245 Fischer Avenue, Costa Mesa, California 92626.

(2) Messrs. Freeman and Gunty are the President and a Vice President, respectively, of LFREI, the managing member of Prometheus. Mr. Jacobs is a Managing Director of Lazard Freres & Co., LLC, the managing member of LFREI. Each of Messrs. Freeman, Gunty and Jacobs have shared voting and investment power over the securities held by Prometheus and each may be deemed to beneficially own Prometheus' shares. Each of Messrs. Freeman, Gunty and Jacobs disclaims beneficial ownership of Prometheus' shares except to the extent of their pecuniary interest therein.

(3) Of the 970,126 shares beneficially owned by Mr. Gary Davidson, 593,029 are held of record by the Davidson Family Partnership, 343,102 shares are held by the Gary L. Davidson Funded Revocable Living Trust, and the remaining 33,695 shares are subject to options exercisable within 60 days of November 14, 1997. Excludes 9,423 shares beneficially owned by Mr. Gary Davidson held of record by the ESOP as of November 14, 1997.

(4) Excludes 402,257 shares owned of record by the Company's employee stock ownership plan (the "ESOP"), of which Messrs. Booty and Collins are trustees.

(5) Of the 699,246 shares beneficially owned by Mr. Booty, 107,773 are held of record by the Booty-Jones Family partnership (of which Mr. Booty is the managing partner and holds a pecuniary interest equal to 1% thereof), 418,028 shares are held by the Booty Family Trust (as to which Mr. Booty has shared voting and investment power), 750 shares are held in Mr. Booty's name alone, 69,500 shares are owned by the Karen A. Booty Charitable Remainder Trust of which Mr. Booty has sole voting and investment power, 69,500 shares are owned by the John A. Booty Charitable Remainder Unit Trust (of which Mr. Booty has sole voting and investment power), and the remaining 33,695 shares are subject to options exercisable within 60 days of August 19, 1997. Excludes 9,423 shares beneficially owned by Mr. Booty held of record by the ESOP as of August 19, 1997.

(6) Of the 558,939 shares beneficially owned by Mr. Collins, 98,678 are held of record by the D&V Collins Family Limited Partnership (as to which Mr. Collins has shared voting and investment power), 408,591 shares are held by the Collins Family Community Property Trust (as to which Mr. Collins has shared voting and investment power), 11,978 shares are held by the David P. Collins Annuity Trust, and the remaining 39,692 shares are subject to options exercisable within 60 days of August 19, 1997. Excludes 8,531 shares beneficially owned by Mr. Collins held of record by the ESOP on August 19, 1997.

(7) Of the 274,964 shares beneficially owned by Mr. Espley-Jones, 22,412 shares are subject to options exercisable within 60 days of August 19, 1997. Excludes 5,372 shares beneficially owned by Mr. Espley-Jones held of record by the ESOP as of August 19, 1997.

(8) Of the 3,500 shares beneficially owned by Ms. Muldoon, 1,000 are held of record by Charles Schwab & Co. Inc. IRA Rollover and 2,500 shares are subject to options exercisable within 60 days of August 19, 1997.

(9) Of the 14,548 shares beneficially owned by Mr. Eric Davidson, 4,000 are held of record by Eric K. Davidson UTA Fidelity 401(k), 103 are held by Eric K. Davidson UTA Principal Financial 401(k) and 10,435 shares are subject to options exercisable within 60 days of August 19, 1997. Excludes 143 shares beneficially owned by Mr. Eric Davidson held of record by the ESOP on August 19, 1997.

(10) Messrs. Andrews, DeWald, Peters and Rydzewski, as non-employee directors, have options exercisable within 60 days of November 14, 1997 to purchase 5,000 shares.

(11) 5,000 of the shares beneficially owned by Mr. Rydzewski are held of record by Merrill Lynch Custodian FBO Benedetto, Gartland & Greene, Inc. SEP FBO John J. Rydzewski.

Security Ownership of Certain Beneficial Owners

    As of November 14, 1997, to the knowledge of Emeritus based upon a review of publicly available information, the following persons are the beneficial owners of more than five percent of the Company's Common Stock:

         Name and Address of          Amount and Nature of          Percent
          Beneficial Owners           Beneficial Ownership          of Class
         -------------------          --------------------          --------
Prometheus Assisted Living LLC
Thirty Rockefeller Plaza, 63rd Floor
New York, NY 10020                          1,921,012                 16.6%

Emeritus Corporation
3131 Elliott Avenue
Suite 500
Seattle, WA 98121                           1,077,200                  9.3%

Morgan Stanley, Dean Witter,
Discover & Co.(1)
1585 Broadway
New York, NY 10036                            965,197                  8.3%

Ardsley Advisory Partners(2)
646 Steamboat Road
Greenwich, CT 06836                           730,000                  6.3%

Wellington Management Company, LLP(3)
75 State Street
Boston, MA 02109                              641,356                  5.5%

Scudder, Stevens & Clark, Inc.(4)
345 Park Avenue
New York, NY 10154                            592,900                  5.1%

________________

(1) Morgan, Stanley, Dean Witter, Discover & Co. ("Morgan Stanley") a Delaware corporation and an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, is the beneficial owner of 965,197 shares of the Common Stock of the Company. Accounts managed on a discretionary basis by wholly owned subsidiaries of Morgan Stanley, including Miller Anderson & Sherred LLP, a Delaware limited liability partnership and an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, are known to have the right to receive or the power to direct the receipt of dividends from, or the process from, the sale of such securities. No such account holds more than 5% of the class.

(2) Ardsley Advisory Partners, a Connecticut general partnership ("Ardsley"), is an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, as amended. Philip J. Hempleman is the managing partner of Ardsley. The shares of the Company are held in discretionary accounts managed by Ardsley and Mr. Hempleman (including accounts of certain clients, including investment partnerships for which
      (i) Ardsley serves as the management company and (ii) a general partnership comprised of the partners that comprise Ardsley serves as general partner). As a result of their roles as investment advisor, Ardsley and Mr. Hempleman may be deemed to be the beneficial owners of the shares of the Company held in such discretionary accounts. Each client for whose account Ardsley had purchased shares of the company has the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, such shares purchased from his account.

(3) Wellington Management Company, LLP, a Massachusetts limited liability partnership ("Wellington"), an investment adviser registered under
      Section 203 of the Investment Advisers Act of 1940, may be deemed to beneficially own 641,356 shares of the Common Stock of the Company which are held of record by clients of Wellington. Those clients have the right to receive, or the power to direct the receipt of, dividends from, or the proceeds from the sale of, such securities. The shares of Common Stock were acquired by Wellington Trust Company, NA, a wholly owned subsidiary of Wellington and a bank as defined in Section 3(a)(6) of the Securities Exchange Act of 1934. Wellington has shared power to vote or direct the vote of 265,500 shares of the Common Stock of the Company, and shared power to dispose or to direct the disposition of 641,356 shares.

(4) Scudder, Stevens & Clark, Inc. a Delaware corporation, an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, has sole power to vote or to direct the vote of 259,400 shares of the Common Stock of the Company, shared power to vote or to direct the vote of 228,200 shares and sole power to dispose or to direct the disposition of 592,900 shares.



                                 SCHEDULE III

                       ACQUISITIONS OF ARV COMMON STOCK
                     DURING THE PAST TWO YEARS BY EMERITUS

     Purchase Date          Shares Acquired(1)            Price Per Share(2)(3)
     -------------          ------------------            ---------------------
        2/25/97                    5,000                          9.50
        2/26/97                   23,000                          9.50
        2/28/97                   17,500                          9.50
         3/4/97                    5,000                          9.50
         3/5/97                    5,000                          9.61
        3/19/97                    5,500                          9.85
        3/25/97                    2,000                          9.75
        3/27/97                    1,000                          9.62
        3/31/97                    2,500                          9.62
         4/1/97                    2,500                          9.62
         4/2/97                   10,000                          9.50
         4/9/97                    8,000                          9.37
        4/10/97                   15,000                          9.37
        4/10/97                    5,000                          9.50
        4/16/97                   20,000                          9.30
        4/22/97                    5,000                          9.30
        4/23/97                    7,500                          9.19
        4/24/97                   13,500                          9.03
         5/2/97                    3,000                          8.87
         5/6/97                    5,000                          8.92
         5/7/97                   10,000                          9.05
         5/9/97                    3,500                          8.92
        5/13/97                    2,100                          8.97
        5/15/97                    4,000                          9.05
        5/15/97                    8,000                          9.30
        5/20/97                    4,000                          9.05
        5/21/97                   10,000                          9.19
        5/23/97                   30,000                          8.91
        5/27/97                    8,500                          8.94
        5/28/97                    7,000                          8.94
        5/29/97                    7,000                          8.94
        5/30/97                   23,000                          8.02
         6/4/97                   44,500                          9.99
         6/5/97                   32,000                         10.11
         6/6/97                    8,500                         10.19
         6/9/97                    2,000                         10.19
        6/10/97                   17,000                         10.44
        6/11/97                   30,000                         10.72
        6/13/97                    2,000                         11.06
        6/13/97                   15,000                         11.06
        6/16/97                   20,900                         11.06
        7/31/97                   15,000                         11.67
         8/1/97                    5,000                         11.61
         8/1/97                   10,000                         11.55
         8/5/97                    2,000                         11.50
         8/5/97                    8,000                         11.55
         8/6/97                   10,000                         11.50
         8/6/97                   50,000                         11.50
        9/11/97                   20,000                         11.05
        10/2/97                   25,000                         13.22
        10/2/97                   42,700                         13.25
        10/3/97                  100,000                         14.50
        10/7/97                   30,000                         15.17
        10/8/97                   23,000                         15.17
       10/10/97                  168,000                         14.97
       10/23/97                   20,000                         16.30
       10/24/97                    7,500                         16.05
       10/27/97                   25,000                         15.83
       10/31/97                   32,000                         14.98
        11/4/97                   15,000                         15.21
        11/6/97                    5,000                         15.44
        11/7/97                   14,000                         15.44
          Total                1,077,200

------------
(1 ) Purchased in open market transactions executed on Nasdaq.
(2 ) All prices are exclusive of commissions.
(3 ) Approximately $9.1 million of the funds required by Emeritus to purchase the 1,077,200 shares directly owned by it was obtained through margin loans from Ragen MacKenzie Incorporated, Seattle, Washington.


         Additionally, Kelly Price, the Chief Financial Officer of Emeritus beneficially owns 200 shares of ARV Common Stock.


                                   IMPORTANT

         Your proxy is important. No matter how many shares you own, please give Emeritus your proxy FOR the election of the Emeritus Nominees, FOR Proposal 1 and to ABSTAIN from voting on Proposal 2 by:

         MARKING the enclosed BLUE Annual Meeting proxy card,

         SIGNING the enclosed BLUE Annual Meeting proxy card,

         DATING the enclosed BLUE Annual Meeting proxy card and

         MAILING the enclosed BLUE Annual Meeting proxy card TODAY in the envelope provided (no postage is required if mailed in the United States).

         If you have already submitted a proxy to ARV for the Annual Meeting, you may change your vote to a vote FOR the election of the Emeritus Nominees, FOR Proposal 1 and to ABSTAIN from voting on Proposal 2 by marking, signing, dating and returning the enclosed BLUE proxy card for the Annual Meeting, which must be dated after any proxy you may have submitted to ARV. Only your latest dated proxy for the Annual Meeting will count at such meeting.

         Also, please give Emeritus your proxy FOR the adjournment of the Special Meeting by:

         MARKING the enclosed GOLD Special Meeting proxy card,

         SIGNING the enclosed GOLD Special Meeting proxy card,

         DATING the enclosed GOLD Special Meeting proxy card and

         MAILING the enclosed GOLD Special Meeting proxy card TODAY in the envelope provided (no postage is required if mailed in the United States).

         If you have already submitted a proxy to ARV for the Special Meeting, you may change your vote to a vote FOR the adjournment of the Special Meeting whenever requested by Emeritus by marking, signing, dating and returning the enclosed GOLD proxy card for the Annual Meeting, which must be dated after any proxy you may have submitted to ARV. Only your latest dated proxy for the Special Meeting will count at such meeting.

         If you have any questions or require any additional information concerning this Proxy Statement or the proposal by Emeritus to acquire ARV, please contact D.F. King at the address and telephone number set forth below. If any of your shares are held in the name of a brokerage firm, bank, bank nominee or other institution, only it can vote such shares and only upon receipt of your specific instructions. Please mark, sign, date and mail the enclosed BLUE proxy card and GOLD proxy card in the envelope provided by your broker or bank. In addition, you are requested to contact the person responsible for your account and instruct that person to execute the BLUE annual meeting proxy card and GOLD special meeting proxy card.

                             D.F. KING & CO., INC.
                                77 Water Street
                           New York, New York 10005
                      Tel: (212) 269-5550 (call collect)
                                      or
                         Call Toll-Free (800) 431-9646


                           ARV ASSISTED LIVING, INC.

                        ANNUAL MEETING OF SHAREHOLDERS

                          THIS PROXY IS SOLICITED BY

                             EMERITUS CORPORATION

         The undersigned shareholder of ARV Assisted Living, Inc. ("ARV")
hereby appoints [                            ], and each of them, each with
full power of substitution, to vote all shares of Common Stock that the undersigned is entitled to vote if personally present at the Annual Meeting of Shareholders of ARV Assisted Living, Inc. to be held on January 8, 1998 at 9:00 a.m., and at any adjournments, postponements, reschedulings or continuations, or any other meeting of shareholders held in lieu of the Annual Meeting. In their discretion the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournments, postponements, reschedulings or continuations, or any other meeting of shareholders held in lieu thereof, except that in the case of any proposal to adjourn the meeting, the proxy will vote as indicated on the reverse of this card or, to the extent that no such indication is given, as set forth herein. The undersigned hereby revokes any previous proxies with respect to the matters covered by this Proxy.

(Please mark each proposal with an "X" in the appropriate box)

I.       The Proposals.

EMERITUS RECOMMENDS THAT YOU VOTE FOR THE ELECTION OF ALL EMERITUS NOMINEES NAMED BELOW, FOR PROPOSAL 1 AND ABSTAIN FROM VOTING ON ARV PROPOSAL 2.

         1. ELECTION OF DIRECTORS: To elect to the Board of Directors of ARV (the "Board") such number of the following Emeritus Nominees as equals the size of the Board: Martin Roffe, Jason Geisenger, Richard Sontgerath, Stanley Baty, Charles Uhlman, Thilo Best, Patrick Duff, Al Edmiston, Frank Ruffo, Jonathan Teague, Jim Keller, Bill Shorten, Suzette McCanless, Gary Becker and Russ Kubik. The first nine of such individuals will be voted for to be elected to succeed the current nine Directors (or any Director named to fill any vacancy created by the death, retirement, resignation or removal of any of such nine Directors) of ARV. One or more of such other individuals will be voted for to be elected in the event any of the first nine of such individuals is unable for any reason to serve as a Director.


[ ]  FOR all Emeritus              [ ]  WITHHOLD
     Nominees except                    AUTHORITY
     for as marked below                to vote for all
                                        Emeritus Nominees

               (INSTRUCTION: To withhold authority to vote for one or more individual Emeritus nominees, mark FOR above and print the name(s) of the person(s) with respect to whom you wish to withhold authority in the space provided below.)

         2. ARV PROPOSAL 1: To approve the reincorporation of the Company as a Delaware corporation, which will also be named ARV Assisted Living, Inc., pursuant to a merger of the Company into a wholly owned Delaware subsidiary (the "Delaware Company") and the conversion of the Common Stock of the Company into the common stock, par value $.01 per share, of the Delaware Company, which approval shall constitute approval of all of the provisions set forth in the Delaware Company's Certificate of Incorporation and Bylaws.

[ ] FOR                   [ ]   AGAINST                [ ]   ABSTAIN


         3. ARV PROPOSAL 2: To approve an amendment to the Restated Articles of Incorporation of the Company providing, among other things, an increase in the maximum number of authorized directors of the Company from nine to ten.

[ ] ABSTAIN               [ ]   AGAINST                [ ]   FOR


II.      Proposal to Adjourn the 1997 Annual Meeting.

EMERITUS RECOMMENDS THAT YOU VOTE FOR ITEM NO. 4 AND AGAINST ITEM NO. 5.

         4. Proposal to adjourn the Annual Meeting to a later date which is proposed or recommended by Emeritus. (Emeritus recommends that you vote FOR.)

[ ] FOR                   [ ]   AGAINST                [ ]   ABSTAIN


         5. Proposal to adjourn the Annual Meeting to a later date which is not proposed or recommended by Emeritus. (Emeritus recommends that you vote AGAINST.)

[ ]   AGAINST             [ ]   FOR                    [ ]   ABSTAIN


This Proxy confers authority to request cumulative voting and to allocate such votes among the nominees at the discretion of the proxy. Additionally, in their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment, postponement, rescheduling or continuation, or any other meeting of shareholders in lieu thereof.

         Please mark, sign, date and return this proxy card promptly in the enclosed envelope provided.


               This Proxy, when properly executed, will be voted in the manner marked herein by the undersigned shareholder. IF NO MARKING IS MADE, THIS PROXY WILL BE DEEMED TO BE A DIRECTION TO VOTE FOR ITEMS 1, 2 AND 4, AGAINST
ITEM 5 AND TO ABSTAIN FROM VOTING ON ITEM 3.


Please date and sign this proxy
exactly as your name appears hereon.



_____________________________________
(signature)



_____________________________________
(signature, if held jointly)



Dated:_______________________________


         When shares are held by joint tenants, both should sign. When signing as attorney-in-fact, executor, administrator, trustee, guardian, corporate officer or partner, please give full title as such. If a corporation, please sign in corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

         To vote in accordance with Emeritus' recommendation, just sign and date this proxy; no boxes need to be checked. If you need assistance in voting your shares, please call D.F. King & Co., Inc. toll free at 1-800-431-9646.


                           ARV ASSISTED LIVING, INC.

                        SPECIAL MEETING OF SHAREHOLDERS

                          THIS PROXY IS SOLICITED BY

                             EMERITUS CORPORATION

         The undersigned shareholder of ARV Assisted Living, Inc. ("ARV")
hereby appoints [                       ], and each of them, each with full
power of substitution, to vote all shares of Common Stock that the undersigned is entitled to vote if personally present at the Special Meeting of Shareholders of ARV Assisted Living, Inc. to be held on January 16, 1998, and at any adjournments, postponements, reschedulings or continuations, or any other meeting of shareholders held in lieu of the Special Meeting. In their discretion the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournments, postponements, reschedulings or continuations, or any other meeting of shareholders held in lieu thereof, except that in the case of any proposal to adjourn the meeting, the proxy will vote as indicated on the reverse of this card or, to the extent that no such indication is given, as set forth herein. The undersigned hereby revokes any previous proxies with respect to the matters covered by this Proxy.

(Please mark each proposal with an "X" in the appropriate box)

I.       Proposal to Adjourn the January 16, 1998
         Special Meeting

EMERITUS RECOMMENDS THAT YOU VOTE FOR ITEM NO. 1 AND AGAINST ITEM NO. 2.

1. PROPOSAL TO ADJOURN THE SPECIAL MEETING TO A LATER DATE WHICH IS PROPOSED OR RECOMMENDED BY EMERITUS. (EMERITUS RECOMMENDS THAT YOU VOTE FOR.)

[ ] FOR                   [ ]   AGAINST                [ ]   ABSTAIN


2. PROPOSAL TO ADJOURN THE SPECIAL MEETING TO A LATER DATE WHICH IS NOT PROPOSED OR RECOMMENDED BY EMERITUS. (EMERITUS RECOMMENDS THAT YOU VOTE AGAINST.)

[ ]   AGAINST             [ ]   FOR                    [ ]   ABSTAIN


IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT, POSTPONEMENT, RESCHEDULING OR CONTINUATION, OR ANY OTHER MEETING OF SHAREHOLDERS IN LIEU THEREOF.

         PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY IN THE ENCLOSED ENVELOPE PROVIDED.


         This Proxy, when properly executed, will be voted in the manner marked herein by the undersigned shareholder. IF NO MARKING IS MADE, THIS PROXY WILL BE DEEMED TO BE A DIRECTION TO VOTE FOR ITEM 1 AND AGAINST ITEM 2.


Please date and sign this proxy
exactly as your name appears hereon.



_____________________________________
(signature)



_____________________________________
(signature, if held jointly)



Dated: _______________________________


         When shares are held by joint tenants, both should sign. When signing as attorney-in-fact, executor, administrator, trustee, guardian, corporate officer or partner, please give full title as such. If a corporation, please sign in corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

               To vote in accordance with Emeritus' recommendation, just sign and date this proxy; no boxes need to be checked. If you need assistance in voting your shares, please call D.F. King & Co., Inc. toll free at 1-800-431-9646.